UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant	☑

Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HYSTER-YALE MATERIALS HANDLING, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING	1

PROXY STATEMENT	1

PART ONE - CORPORATE GOVERNANCE INFORMATION	2
Composition of the Board	2
Directors' Meetings and Committees	2
Board Leadership Structure	5
Board Oversight of Risk Management	5
Governance	6
Corporate Responsibility	6
Code of Corporate Conduct	8
Hedging and Speculative Trading Policies and Limited Trading Windows	8
Review and Approval of Related-Party Transactions	9
Communication with Directors	9
Report of the Audit Review Committee	9

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2022 ANNUAL MEETING	10
Election of Directors (Proposal 1)	10
Director Nominee Information	10
Director Compensation	12
Delinquent Section 16(a) Reports	14
Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)	14
Confirmation of Appointment of Ernst & Young LLP, as the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 3)	16

PART THREE - EXECUTIVE COMPENSATION INFORMATION	17
Summary of Our Named Executive Officer Compensation Program	17
Compensation Discussion and Analysis	17
Compensation Committee Report	30
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Equity Compensation	32
Defined Benefit Pension Plans	32
Nonqualified Deferred Compensation Benefits	32
Potential Payments upon Termination/Change in Control	33
CEO Pay Ratio	34

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON	35
Class A Common Stock	35
Class B Common Stock	38

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES	42

SUBMISSION OF STOCKHOLDER PROPOSALS	43

SOLICITATION OF PROXIES	43

OTHER MATTERS	43

FORM OF PROXY CARD	44

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders of Hyster-Yale Materials Handling, Inc. (the "Company") will be held on Tuesday, May 10, 2022 at 9:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.To elect twelve directors for the ensuing year;
2.To approve on an advisory basis the Company's Named Executive Officer compensation;
3.    To confirm the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company, for the current fiscal year; and
4.    To conduct any other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 22, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The 2022 Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 29, 2022.

Suzanne Schulze Taylor
Secretary

March 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 10, 2022
The 2022 Proxy Statement and 2021 Annual Report are available, free of charge, at
https://www.hyster-yale.com by clicking on the "2022 Annual Meeting Materials" link and then clicking on either the "2022 Proxy Statement" link or the "2021 Annual Report" link, as appropriate.
If you wish to attend the meeting and vote in person, you may do so.

The Company's Annual Report for the year ended December 31, 2021 is being mailed to stockholders with the 2022 Proxy Statement. The 2021 Annual Report contains financial and other information about the Company, but it is not incorporated into the 2022 Proxy Statement and is not deemed to be a part of the proxy soliciting material.
If you are a holder of record and do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically via the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If your shares are held in "street name" by your broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee.

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069

PROXY STATEMENT — MARCH 29, 2022
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Hyster-Yale Materials Handling, Inc., a Delaware corporation, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 10, 2022 (the "Annual Meeting"). The terms the "Company," "Hyster-Yale," "we," "our" and "us" refer to Hyster-Yale Materials Handling, Inc. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 29, 2022.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:
•for the election of each director nominee;
•to approve, on an advisory basis, the Company's Named Executive Officer compensation;
•for the confirmation of the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company, for the current fiscal year; and
•as recommended by our Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 22, 2022 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 13,103,709 outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"), entitled to vote at the Annual Meeting and 3,795,671 outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the twelve directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Bylaws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors of election will also treat proxies held in "street name" by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting ("broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.
In accordance with Delaware law, the twelve director nominees receiving the greatest number of votes will be elected directors.
Proposal 2 is advisory in nature and non-binding. Although non-binding, voting on the proposal will allow our stockholders to express their opinion regarding Named Executive Officer compensation. Abstentions and broker non-votes will not be counted for purposes of such proposals.
In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that are present in person or represented by proxy and that are actually voted is required to approve the confirmation of Ernst & Young LLP, as the independent registered public accountant for the Company, for the current fiscal year. As a result, abstentions in respect of such proposal will not be counted and will have no effect for purposes of determining whether a proposal has received the requisite approval by our stockholders. Because the proposal is considered "routine," brokers or other nominees will be able to vote shares with respect to this proposal without instructions and there will be no broker non-votes.

    In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART ONE - CORPORATE GOVERNANCE INFORMATION

Composition of the Board
Directors are elected at each annual meeting to serve for a one-year term until the next annual meeting and/or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. During fiscal year 2021, our Board of Directors consisted of twelve directors.

Directors' Meetings and Committees
The Board of Directors has an Audit Review Committee, a Nominating and Corporate Governance Committee, a Compensation and Human Capital Committee, a Planning Advisory Committee, a Finance Committee and an Executive Committee. The current members and responsibilities of such committees are as follows:

Name	Independent	Audit Review	Nominating and Corporate Governance	Compensation and Human Capital	Planning Advisory	Finance	Executive
James B. Bemowski	Yes				X	X
J.C. Butler, Jr.	No				X	X
Carolyn Corvi	Yes	X	X	X	X	Chair	X
Edward T. Eliopoulos*	Yes	Chair		X			X
John P. Jumper*	Yes	X	X	Chair			X
Dennis W. LaBarre	Yes	X	Chair		X	X	X
H. Vincent Poor	Yes		X	X
Alfred M. Rankin, Jr.	No				Chair	X	Chair
Claiborne R. Rankin	No					X
Britton T. Taplin	Yes					X
David B. H. Williams	No					X
Eugene Wong	Yes	X		X
*Audit Committee Financial Expert as determined by the SEC and NYSE listing standards.
Our Board of Directors held six meetings in 2021. During their tenure in 2021, all of the directors attended at least 75% of the total meetings held by our Board of Directors and by the committees on which they served.
In accordance with the rules of the New York Stock Exchange ("NYSE"), our independent directors are scheduled to meet in executive session, without management, once a year. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. As determined by the Board of Directors, the principal subject matter of each meeting will determine which committee chair will preside at such meeting. Meetings of the independent directors, without management, were held on May 12, 2021 and February 15, 2022.
    We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors attended the 2021 annual meeting in person, by telephone or by other electronic means.

Audit Review Committee
2021 Meetings: 6	•	The Audit Review Committee has the responsibilities set forth in its charter, including:
Members:		•	reviewing the quality and integrity of our financial statements;
Carolyn Corvi		•	monitoring our compliance with legal and regulatory requirements;
Edward T. Eliopoulos		•	reviewing the adequacy of our internal controls;
(Chair)		•	setting our guidelines and policies to monitor and control our major financial risk exposures;
John P. Jumper		•	reviewing the qualifications, independence, selection and retention of the independent
Dennis W. LaBarre			registered public accounting firm;
Eugene Wong		•	reviewing the performance of our internal audit function and independent registered public accounting firm;
		•	assisting our Board of Directors and the Company in interpreting and applying our
Corporate Compliance Program and other issues related to corporate and employee ethics;
		•	preparing the Annual Report of the Audit Review Committee to be included in our
Proxy Statement;
		•	reviewing related-party transactions;
		•	reviewing and discussing corporate governance disclosures, including environmental, social and governance ("ESG") disclosures; and
		•	reviewing and discussing matters related to information and cybersecurity.
	•	No member of the Audit Review Committee serves on more than three public company audit committees.
	•	The Board has determined that all members are independent and financially literate under NYSE listing standards and rules of the U.S. Securities and Exchange Commission (the "SEC").
	•	The Board has determined that Mr. Eliopoulos and Mr. Jumper are each an "audit committee financial expert" as defined by the SEC and that each has accounting and related financial management expertise as required by NYSE listing standards.

Nominating and Corporate Governance Committee
2021 Meetings: 4	•	The Nominating and Corporate Governance Committee (the "NCG Committee") has the
Members:		responsibilities set forth in its charter, including:
Carolyn Corvi		•	reviewing and making of recommendations to our Board of Directors of the criteria
John P. Jumper			for membership on our Board of Directors;
Dennis W. LaBarre (Chair)		•	reviewing and making of recommendations to our Board of Directors of the optimum
H. Vincent Poor			number and qualifications of directors believed to be desirable;
		•	implementing and monitoring a system to receive suggestions for nominees to directorships of the Company;
		•	identifying qualified candidates and making recommendations to our Board of Directors of specific candidates for membership on our Board of Directors;
		•	reviewing our Corporate Governance Guidelines and recommending changes as appropriate;
		•	overseeing evaluations of the Board of Directors' effectiveness;
		•	annually reporting to the Board of Directors its assessment of our Board's performance;
		•	considering director candidates recommended by our stockholders, see "Procedures for
Submission and Consideration of Director Candidates" on page 42;
		•	recommending the creation or modification of Committees of the Board;
		•	reviewing, at least annually, reports from management regarding the Company's policies, practices, performance and progress with respect to ESG issues; and
		•	overseeing director education programs on relevant topics, including among other matters, ethics, compliance, governance, cybersecurity and matters relating to our business
	•	The Board has determined that all members are independent under NYSE listing standards.
	•	The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr. ("Mr. A. Rankin"), regarding the composition of our Board of Directors.

Compensation and Human Capital Committee
2021 Meetings: 5	•	The Compensation and Human Capital Committee (the "Compensation Committee") has the
Members:		responsibilities set forth in its charter, including:
Carolyn Corvi		• reviewing and approving corporate goals and objectives relevant to compensation;
Edward T. Eliopoulos		• providing strategic guidance on the development of human capital strategies and programs to support
John P. Jumper (Chair)		the Company's strategic business plan;
H. Vincent Poor		• evaluating the performance of the Chief Executive Officer, whom we refer to
Eugene Wong		as our CEO, other executive officers and senior managers in light of these goals and objectives;
• determining and approving of CEO, other executive officer and senior manager compensation levels;
• establishing guidelines for administering the Company's compensation policies and programs for all employees;
• considering whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company;
• making recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans;
• periodically reviewing the compensation of our Board of Directors; and
• reviewing and approving the Compensation Discussion and Analysis and preparing the annual Compensation Committee Report to be included in our Proxy Statement.
	•	The Board has determined that all members are independent under the NYSE listing standards and the rules of the SEC.
	•	The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers.
	•	The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under the heading "Compensation Consultants" on page 18.

Planning Advisory Committee
2021 Meetings: 5	•	The Planning Advisory Committee has the responsibilities set forth in its charter, including:
Members:		•	acting as a key participant, resource and adviser on various operational matters;
James B. Bemowski		•	reviewing and advising on a preliminary basis possible acquisitions, divestitures, and other
J.C. Butler, Jr.			transactions identified by management for possible consideration of the full Board of Directors;
Carolyn Corvi		•	considering and recommending to the Board of Directors special advisory roles for directors
Dennis W. LaBarre			who are not members of the Planning Advisory Committee; and
Alfred M. Rankin, Jr. (Chair)		•	providing general oversight on behalf of the Board of Directors with respect to stockholder interests and the Company's evolving structure and stockholder base.

Finance Committee
2021 Meetings: 3	•	The Finance Committee has the responsibilities set forth in its charter, including:
Members:		•	reviewing the financing and financial risk management strategies for the Company and its
James B. Bemowski			principal operating subsidiary; and
J.C. Butler, Jr.		•	making recommendations to the Board on matters concerning finance.
Carolyn Corvi (Chair)
Dennis W. LaBarre
Alfred M. Rankin, Jr.
Claiborne R. Rankin
Britton T. Taplin
David B.H. Williams

Executive Committee
2021 Meetings: 0	•	The Executive Committee's responsibilities include acting on behalf of the Board on matters requiring
Members:		Board action between meetings of the full Board.
Carolyn Corvi	•	All members, except Mr. A. Rankin, are independent.
Edward T. Eliopoulos
John P. Jumper
Dennis W. LaBarre
Alfred M. Rankin, Jr. (Chair)

Board Leadership Structure
The Board believes that it is prudent and in the best interests of stockholders that the CEO and Chairman positions be combined and that such combination has no negative effect on the operation or direction of the Company. Mr. A. Rankin, the Company's CEO, is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, the Board of Directors believes that Mr. A. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead discussions regarding the execution of the Company's strategies and achievement of its objectives. As Chairman, our CEO is able to:
•focus our Board of Directors on the most significant strategic goals and risks of our business;
•utilize the individual qualifications, skills and experience of the other members of the Board of Directors to maximize their contributions to our Board of Directors;
•assess whether each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable them to make informed judgments;
•promote a seamless flow of information to our Board of Directors;
•facilitate the flow of information between our Board of Directors and our management; and
•provide the perspective of a long-term stockholder.
In addition, a separate CEO is responsible for the day-to-day operations of our principal operating subsidiary, Hyster-Yale Group, Inc. ("HYG"). This arrangement allows Mr. A. Rankin to focus almost exclusively on the strategic opportunities and priorities of the overall business.
We do not assign a lead independent director. At meetings of the independent directors, the principal subject matter of each meeting determines the committee chair who will preside at such meeting.

Board Oversight of Risk Management
The Board believes that strong and effective controls and risk management processes are essential components needed to achieve long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks that potentially affect the Company. Each Board committee is responsible for oversight of risk categories related to the committee's specific function, while our full Board exercises ultimate responsibility for overseeing the risk management as a whole. The respective areas of risk oversight exercised by our Board and its committees are as follows:

Board/Committee		Primary Areas of Risk Oversight
Full Board	•	Oversees overall Company risk management procedures, including operational and strategic, and regularly receives and evaluates reports and presentations from the chairs of the Audit Review, NCG, Compensation, Planning Advisory and Finance Committees on risk-related matters falling within each respective committee's oversight responsibilities
Audit Review Committee	•	Oversees financial and legal risks by regularly reviewing reports and presentations given by management, including our Senior Vice President, General Counsel and Secretary, Senior Vice President and Chief Financial Officer, and Director, Internal Audit, as well as other operational Company personnel, and evaluates potential related-person transactions
	•	Regularly reviews our risk management practices and risk-related policies (for example, the Company's Code of Corporate Conduct and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting
	•	Reviews risks related to ESG disclosures
	•	Reviews risks related to information technology and cybersecurity, which includes reviewing the state of our cybersecurity program and emerging cybersecurity developments and threats, as well as steps management has taken to monitor and mitigate such exposures
NCG Committee	•	Oversees potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO

Board/Committee		Primary Areas of Risk Oversight
Compensation Committee	•	Oversees potential risks related to the design and administration of our compensation plans, policies and programs, including our performance-based compensation programs, to promote appropriate incentives that do not encourage unnecessary and excessive risk-taking by our executive officers or other employees
	•	Provides strategic guidance and review on the development of human capital strategies and programs to support the Company's strategic business plan and reduce risks related to human capital issues
Planning Advisory Committee	•	Assists the Board in its oversight of the Company's key strategies, projects and initiatives
Finance Committee	•	Regularly reviews risks related to financing and other risk management strategies, including reviews of our insurance portfolios

Governance
Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may qualify as a "controlled company," as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements. Such requirements include having a majority of independent directors and having an audit review committee, nominating and corporate governance and compensation committee composed entirely of independent directors, each with written charters and annual performance evaluations for each committee.
Although Hyster-Yale may qualify as a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, the majority of the members of our Board are independent, as described in the NYSE listing standards. Our Audit Review Committee, NCG Committee and Compensation Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in its charter.
The Board of Directors sets the tone for our Company and it provides a foundation for strong governance practices. Our Board reflects a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable additional attributes, skills and experience. We believe this combination results in a well-balanced membership that combines a diversity of experience, skill and intellect in order to enable the Company to pursue its strategic objectives effectively.
Recently, the Company undertook a review of its Audit Review, Compensation and NCG Committees' charters and, after discussion with the Board, the charters were amended. The charters were revised to reflect which Committee has responsibility for various ESG matters and information technology and cybersecurity. In addition, the Compensation Committee was renamed the Compensation and Human Capital Committee to more accurately reflect the scope of its responsibilities.

Corporate Responsibility
We operate our business with a long-term view and have established goals and strategic initiatives to help us achieve our long-term business objectives. A broad program designed to ensure a strong focus on corporate responsibility is built into our strategic initiatives and underlies our overall strategic planning process. We believe that incorporating corporate responsibility into our Company strategy will bring the best long-term value to our stockholders. By striving for environmental, social, and economic health throughout our organization, we believe we are serving the long-term best interests of the Company while contributing to solving challenges that effect our customers and the communities in which we do business.
Environmental Health and Safety Responsibility
We are committed to accomplishing our business objectives in a manner that complies with our environmental health and safety obligations and requires all Company personnel to be responsible for their assurance, as outlined in the Code of Corporate Conduct. All Company personnel, contractors and suppliers are required to adhere to the following guidelines:
•comply with applicable environmental, health and safety requirements;
•advise supervisors of any potential environmental or safety hazards;
•keep all work areas free from environmental, health and safety hazards; and
•fulfill compliance obligations of the Company and government agencies.
In 2016, we established our 2026 Vision Program which, in part, established programs to be cost effectively achieved compared with a 2015 baseline as follows:
•strive to reduce carbon emission;
•strive to reduce volatile organic compound emissions from painting operations;
•strive to achieve zero waste to landfills at all sites;

•strive to reduce hazardous waste;
•strive to mitigate our waste footprint across all aspects of our value chain by reducing, reusing and recycling effluents and waste;
•strive to reduce water consumption; and
•strive to offer alternatives that enable customers to cost effectively reduce carbon emissions.
We continue to responsibly manage products and packaging to make further progress with the projects set forth in the 2026 Vision Program. While we have generally made progress, year-over-year progress was limited by COVID-19 labor shortages and supply chain disruptions from 2019 to 2021.
We believe our ownership of Nuvera is a transformational opportunity to be a global leader in a key emerging technology with the potential for zero emissions that can also provide enhanced productivity for heavy-duty motive power applications and for certain forklift truck applications. Our objective for Nuvera is to be the preferred provider of heavy-duty fuel cell engines for zero-emissions mobility customers. Global interest in clean energy, as well as strong interest in Nuvera products by third parties, is increasingly supporting the achievement of this objective.
In recognition of continued leadership in supplier sustainability initiatives, the Company's Hyster® brand was listed as an Inbound Logistics’ Top 75 Green Supply Chain Partners for the tenth consecutive year due largely to its lithium-ion and hydrogen fuel cell power systems and telemetry solutions.
Social
The Company considers its commitment to people, including its employees, customers and the local community, as a primary focus of corporate responsibility. The Company’s priority on people focuses on six main areas: occupational health and safety, customer health and safety, employment, training and education, diversity and equal opportunity, and engagement with local communities.
Occupational Health and Safety
Strong health and safety performance is essential to the success of the Company. The framework includes the monitoring and measurement of key performance indicators as we strive to ensure the health and safety of employees. We believe injury and illness should be avoided, and require all employees to be effectively trained and responsible for the assurance of safety on a daily basis. Employees are encouraged to initiate safety improvements, participate in safety committees and reinforce safety behaviors at all times. We are striving to reduce the injury and illness rates in our global operations to zero by 2026. Our most recent metrics from 2020 showed an approximately 10% reduction in the injury and illness rates from the 2015 baseline.
To protect the Company's employees while maintaining essential business functions, we implemented COVID-19 protocols and safety measures. Examples of these protocols include restricting travel, implementing a remote working policy where able, face covering policies and asking employees to practice self-health monitoring to further minimize potential exposure and spread of the virus. As appropriate, we have also adjusted medical benefits to allow for earlier medication refills, waived fees for virtual care services and encouraged employees to consider the COVID-19 vaccine as part of their ongoing personal safety measures. Social distancing practices such as decreasing the number of employees working closely together, adjusting workflows and pathways, installing physical protective barriers, limiting access to communal areas (i.e., break room, cafeteria), and increasing the cleaning, sanitizing, and/or disinfecting of areas within our facilities continues.
At the beginning of the pandemic, we established divisionally specific processes for tracking and reviewing employee COVID-19 cases. Whenever a confirmed diagnosis or potential exposure to COVID-19 occurred, teams took action to contain the situation by implementing appropriate testing or quarantine requirements, focused cleaning and sanitization while informing employees of any potential risks.
Our protocols have and continue to be guided by the guidance of the World Health Organization, the Center for Disease Control, Federal/State Occupational Safety, and other governmental and health authorities. Communication and reinforcement of our COVID-19 protocols have been maintained through our "COVID-19 Pandemic Guide" and ongoing communications to all employees through a variety of methods and channels.
Customer Health & Safety
The Company manages its compliance with government and industry product safety information. Many new products follow a structured and rigorous six-stage development process, with lift truck production taking place within ISO- and OHSAS-certified manufacturing sites. Each of the Company's manufacturing sites uses rigorous processes and testing to seek to ensure that its products meet or exceed application requirements.
In addition, the Company provided support and resources to our dealer network and customers to aid them in their response to the COVID-19 pandemic. This included tools, materials, and training through our "Dealer Portal," connections with leadership teams, and regular and consistent communications. An example of the programs provided was the development and launch of "HY-Shield Clean," a lift truck sanitization program designed to help keep facility personnel safe during operation of lift trucks, including daily operation and service calls. This was launched to help customers deal with fast-changing conditions and maintain operations during the pandemic.
Employment
The Company recognizes the sustainability of its culture and its long-term success is strengthened when employees are respected, motivated and engaged. The Company works to match employees with assignments to capitalize on the skills, talents and potential of each employee.
The Company maintains seven core competencies for senior employees: be innovative, be strategic, engage others, demonstrate presence, drive for results, develop, empower and demonstrate business acumen.
Training and Education
The Company encourages employees to pursue professional and personal development through training and educational opportunities such as the Company's "Learning and Development Guide" and its "Hyster-Yale Learning Center." Each employee is provided access to the guide and the digital learning platform offering a wide variety of development opportunities with little or no cost to employees. In addition, many of our employees are required to complete annual Code of Corporate Conduct training and monthly cybersecurity training.
Diversity and Equal Opportunity
The Company believes in hiring, engaging, developing and promoting people who are fully able to meet the demands of each position, regardless of race, color, religion, gender, sexual orientation, gender identity, national origin, age, veteran status or disability. The Company conducts surveys to monitor its performance in these areas.
The Company sponsors several employee resource groups that support employees, including the HYG Women's Network, the Veteran's Network and the Young Professional Network.
Engagement with Local Communities
As a major employer within our operating locations, the Company supports its local communities and is committed to helping them remain safe, healthy and resilient. The Company's activities include corporate donations, volunteerism and education.
Supply Chain Practices
Our supply network includes both large international suppliers as well as smaller specialized providers, all of which are required to meet the stringent requirements outlined in our Supplier Quality Manual and Code of Corporate Conduct for Business Partners.
As part of our supplier screening process, we require all direct materials suppliers to ensure that they and their suppliers are compliant with our UK Modern Slavery and Forced Labor Statements, Conflict Minerals Policy and Supplier Expectations Manual and applicable data privacy and environmental laws.

Code of Corporate Conduct
We have adopted a code of ethics, entitled "Code of Corporate Conduct," applicable to all of our personnel, including the principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Waivers of our Code of Corporate Conduct, if any, for our directors or executive officers may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the SEC. The Code of Corporate Conduct and the Independence Standards for Directors, as well as each of the charters of the Audit Review, NCG and Compensation Committees, are available free of charge on our website at https://www.hyster-yale.com, under the heading "Corporate Governance." The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement and you should not consider such information to be part of this Proxy Statement.

Hedging and Speculative Trading Policies and Limited Trading Windows
    The Company prohibits officers and directors from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed or have the effect of hedging or offsetting any change in the market value of equity securities granted to the officer or director by the Company as part of his or her compensation or held, directly or indirectly, by the officer or director. However, the Company does not prohibit its employees who are not officers from engaging in such transactions.
    As noted elsewhere in this Proxy Statement, restricted shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes are generally subject to transfer restrictions from the last day of the applicable performance period and, during that time period, the restricted shares may not be transferred (subject to certain exceptions) or hedged. Directors and the most senior management employees of the Company are required to hold restricted shares for ten years while less senior management employees of the Company are required to hold restricted shares for periods of either four years or seven years. While the Company does not have a policy explicitly preventing employees, including executive officers and senior managers, or directors from pledging shares of non-restricted Class A

Common or Class B Common, prior approval from the Company's Senior Vice President, General Counsel and Secretary is required.

Review and Approval of Related-Party Transactions
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related-person transactions in order to enable the Audit Review Committee to determine whether we have, or a related person has, a direct or indirect material interest in the transaction. In the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:
•the nature of the related-person's interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•any other matters the Audit Review Committee deems appropriate.
    Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communication with Directors
Our stockholders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to: Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our principal operating subsidiary's business or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee
The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited consolidated financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2021. The Audit Review Committee also has reviewed and discussed with management and Ernst & Young LLP the assessment of the Company’s internal control over financial reporting at December 31, 2021.
The Audit Review Committee has also discussed with our independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC.
The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
    Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited consolidated financial statements for 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
EDWARD T. ELIOPOULOS (CHAIR)
JOHN P. JUMPER
CAROLYN CORVI
DENNIS W. LABARRE
EUGENE WONG

PART TWO - PROPOSALS TO BE VOTED ON AT THE 2022 ANNUAL MEETING

Election of Directors (Proposal 1)

Director Nominee Information
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. The Board of Directors has fixed the total number of directors to be elected at the Annual Meeting at twelve. All of the nominees listed below currently serve as our directors and were elected at our 2021 annual meeting of stockholders. If, in the judgment of the proxy holders, an unexpected occurrence should make it necessary to substitute another person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides information as of the date of this Proxy Statement about each director nominee. The information presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which he/she currently serves as a director or has served as a director during the past five years. We have also presented information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and each nominee has the judgment, skill, independence and experience required to serve as a member of our Board of Directors. Each individual has also demonstrated a strong commitment to service to the Company.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
James B. Bemowski	68	Senior Advisor for Doosan Corporation (a South Korean Conglomerate), from prior to 2017 to 2018; since prior to 2017, a member of Claremont McKenna College Board of Trustees, a member of the Board of Advisors of Southern Capital (a Singapore-based private equity firm); and since prior to 2017 to 2018, Chairman of the Global Advisory Board of Yonsei University Business School.

		With greater than 36 years of combined experience through his various positions with Doosan and McKinsey & Company, as a director and officer manager in Asia, Mr. Bemowski brings a depth of understanding of Asian market business practices, including in the forklift business. In addition, he has extensive knowledge in the areas of financial services, acquisitions, restructuring, alliances and private equity. He also brings to our Board practical insights with respect to the global steel, energy and materials businesses.	2018
J.C. Butler, Jr.	61
President and Chief Executive Officer of NACCO Industries, Inc. ("NACCO") (a mining and natural resources company) since September 2017. President and Chief Executive Officer of The North American Coal Corporation ("NACoal", a wholly owned subsidiary of NACCO) since prior to 2017. Senior Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO from prior to 2017 to September 2017. Director of NACCO since September 2017 and of Hamilton Beach Brands Holding Company ("HBBHC") (a designer, manufacturer and distributor of home appliances and commercial restaurant equipment) since September 2017. From prior to 2017 to present, Director of Midwest AgEnergy Group (a developer and operator of ethanol facilities in North Dakota). Mr. Butler also serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 20 years of service as a member of senior management at NACCO while we were its wholly owned subsidiary, including as Treasurer of HYG, our principal operating subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.
			2012
Carolyn Corvi	70	Retired Vice President and General Manager - Airplane Programs of The Boeing Company (an aerospace company). From prior to 2017 to present, Director of United Continental Holdings, Inc. From prior to 2017 to present, Director of Allegheny Technologies, Inc.

		Ms. Corvi's experience in general management, including her service as vice president and general manager of a major publicly traded corporation, enables her to make significant contributions to our Board of Directors. Through this past employment experience and her past and current service on the boards of publicly traded corporations, she offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.	2012

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
Edward T. Eliopoulos	65	Retired Partner of Ernst & Young, LLP (a public accounting firm).

		Mr. Eliopoulos is a certified public accountant with more than 42 years of experience performing, reviewing, and overseeing audits of a wide range of global publicly traded companies. In addition, he has significant experience as a member of senior management of a major public accounting firm. These attributes, skills, and qualifications combined with his educational background in accounting enable him to provide our Board with vast financial, accounting, and corporate governance expertise. Mr. Eliopoulos also has served on the board of A. Schulman, Inc., as well as privately held companies and numerous non-profit and community boards.	2020
John P. Jumper	77	Retired Chief of Staff, United States Air Force. From prior to 2017, President, John P. Jumper & Associates (aerospace consulting). From prior to 2017 to present, Director of NACCO. From September 2017 to present, Director of HBBHC. From prior to 2017 to May 2018, Director of Leidos Holdings, Inc. ("Leidos").

		Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. General Jumper's current and prior service on the boards of other publicly traded corporations, as well as chairman and chief executive officer of two Fortune 500 companies, allow him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices. In addition, General Jumper brings extensive cybersecurity knowledge and expertise to our Board. His cybersecurity experience includes overseeing the creation of the first information warfare squadron in the U.S. Air Force during his tenure leading the U.S. Air Force and also serving as CEO of Leidos which is a leading federal cybersecurity contractor for the U.S. Department of Defense, U.S. Department of Homeland Security and United States Intelligence Communities including the National Security Agency.	2012
Dennis W. LaBarre	79	Retired Partner of Jones Day (a law firm). From prior to 2017 to present, Director of NACCO. From September 2017 to present, Director of HBBHC.

		Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 30 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO's board and through his involvement with its committees.	2012
H. Vincent Poor	70	Michael Henry Strater University Professor of Electrical Engineering at Princeton University since prior to 2017; Professor of Electrical Engineering since prior to 2017; Associated Faculty, Princeton Environmental Institute since prior to 2017; Associated Faculty, Program in Applied and Computational Mathematics since prior to 2017; Associated Faculty, Andlinger Center for Energy and Environment since prior to 2017; Director, IEEE Foundation since prior to 2017; and Director, Corporation for National Research Initiatives since prior to 2017 to 2020. A member of the U.S. National Academy of Engineering and a former Guggenheim Fellow.

		Dr. Poor’s broad experience in the fields of signal processing, machine learning and data science have opened new horizons in wireless communications and related fields. In this context, his extensive skills and knowledge allow him to provide valuable insight to our Board on matters related to telemetry and electrical engineering.	2017
Alfred M. Rankin, Jr.	80	Chairman and Chief Executive Officer of the Company and Chairman of HYG since prior to 2017. President of the Company since prior to 2017 to February 2021. Since September 2017, Non-Executive Chairman of NACCO and NACCO’s principal subsidiary, NACoal. Since January 2019, Non-Executive Chairman of HBBHC and its principal subsidiary, Hamilton Beach Brands ("HBB"). From September 2017 to December 2018, Executive Chairman of HBBHC and HBB. From prior to 2017 to September 2017, Chairman of HBB. From prior to 2017 to September 2017, Chairman, President, and CEO of NACCO and Chairman of NACoal.

		In over 45 years of service to NACCO, our former parent company, as a Director and over 25 years in senior management of NACCO and approximately 10 years in senior management of the Company, Mr. A. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board, the Company, and the community surrounding our corporate headquarters. Mr. A. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.	2012

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since
Claiborne R. Rankin	71
Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC (a private firm specializing in venture capital and investments) from prior to 2017. Managing Member of Sycamore Partners, LLC, the manager of NCAF Management II, LLC and managing member of North Coast Angel Fund II, LLC (each a private firm specializing in venture capital and investments) from prior to 2017. Mr. C. Rankin also serves as Chairman of the Board of TPA Stream Inc. Mr. C. Rankin also is a Director of the Angel Capital Association since May 2020 to present.

Mr. C. Rankin is the grandson of the founder of NACCO. As a member of the board of HYG for more than 20 years, Mr. C. Rankin has extensive knowledge of the lift truck industry and the Company. This experience and knowledge, his venture capital experience and the perspective of a long-term stockholder enable him to contribute to our Board of Directors.
			2012
Britton T. Taplin	65	Self-employed (personal investments). From prior to 2017 to present, Mr. Taplin serves as a Director of NACCO. From September 2017 to present, Mr. Taplin serves as a Director of HBB. Mr. Taplin is the grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board of Directors.	2012
David B.H. Williams	52	President and Partner of the law firm Williams, Bax & Saltzman, P.C. from prior to 2017. Mr. Williams is a lawyer with more than 25 years of experience providing legal counsel to businesses in connection with litigation and commercial matters. Mr. Williams' substantial experience as a litigator and commercial advisor enables him to provide valuable insight on business and legal issues pertinent to the Company.	2020
Eugene Wong	87	Professor Emeritus of the University of California at Berkeley from prior to 2017.

		Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board of Directors. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute an administrative and management perspective of a corporate chief executive officer.	2012

J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. and, as indicated on the Director Compensation Table shown below, in 2021 Mr. Butler received $225,201 in total compensation from us as a director.
    David B.H. Williams is the son-in-law of Alfred M. Rankin, Jr. and, as indicated on the Director Compensation Table shown below, in 2021 Mr. Williams received $205,447 in total compensation from us as a director.
    Claiborne R. Rankin is the brother of Alfred M. Rankin, Jr. and, as indicated on the Director Compensation Table shown below, in 2021 Mr. C. Rankin received $206,342 in total compensation from us as a director.

Director Compensation
The following table sets forth all compensation of the directors, other than Mr. A. Rankin, for services as our directors and as directors of certain of our operating subsidiaries. In addition to being a director, Mr. A. Rankin serves as Chairman and CEO of the Company and Chairman of HYG. Mr. A. Rankin does not receive any compensation for his services as a director. Mr. A. Rankin's compensation for services as one of our Named Executive Officers is shown in the Summary Compensation Table on page 30.

2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
James B. Bemowski	$93,166	$117,860	$7,395	$218,421
J.C. Butler, Jr.	$101,166	$117,860	$6,175	$225,201
Carolyn Corvi	$137,166	$117,860	$7,368	$262,394
Edward T. Eliopoulos	$102,188	$117,860	$2,395	$222,443
John P. Jumper	$122,606	$117,860	$6,066	$246,532
Dennis W. LaBarre	$145,166	$117,860	$6,078	$269,104
H. Vincent Poor	$94,166	$117,860	$7,320	$219,346
Claiborne R. Rankin	$81,166	$117,860	$7,316	$206,342
Britton T. Taplin	$81,166	$117,860	$7,395	$206,421
David B.H. Williams	$80,166	$117,860	$7,421	$205,447
Eugene Wong	$22,274	$186,589	$4,248	$213,111
(1)Effective for meetings after May 1, 2020, the Board of Directors agreed to a 10% reduction in the annual retainer and all committee fees payable to directors in conjunction with various global cost containment measures taken by the Company due to the adverse impact of the COVID-19 pandemic on the Company's business. The 10% COVID-19-related reduction to the annual retainer and all committee fees payable to the directors ceased effective January 1, 2021. Effective July 1, 2021, the Board of Directors approved a Korn Ferry-recommended increase in the Board retainer for the remainder of 2021. The amounts shown in the Director Compensation table above reflect the amounts actually received by each director for 2021.
(2)The amounts in this column reflect the annual retainers and other fees earned by our directors for services rendered in 2021. They also include payment for certain fractional shares of Class A Common that were earned and cashed out under the Hyster-Yale Materials Handling, Inc. Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan") described below.
(3)Under the Non-Employee Directors' Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the "Mandatory Shares"). They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common (the "Voluntary Shares"). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors' Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as "FASB ASC Topic 718". See Note 5 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding the accounting treatment of our equity awards. Mandatory and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of 2021.
(4)The amount listed includes: (i) Company-paid life-insurance premiums for the benefit of the director; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the directors and their spouses; and (iii) personal excess liability insurance premiums for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and spouse under our matching charitable gift program in the amount of $0 for Mr. Eliopoulos, $2,000 for Mr. Wong and $5,000 for each of the remaining directors.
Description of Material Factors Relating to the Director Compensation Table
Each non-employee director was entitled to receive the following annual compensation for service on our Board of Directors and on HYG's Board of Directors:
•prior to July 1, 2021, an annual retainer of $184,000 ($124,000 of which was to be paid in the form of Mandatory Shares, as described below);
•effective July 1, 2021, an annual retainer of $192,000 ($130,000 of which was to be paid in the form of Mandatory Shares, as described below);
•attendance fees of $1,000 per day for each meeting attended (including telephonic/telepresence meetings) of our Board of Directors or subsidiary Board of Directors (limited to $1,000 per day);
•attendance fees of $1,000 for each meeting attended (including telephonic/telepresence meetings) of a committee of our Board of Directors on which the director served;

•an additional retainer of $7,000 for each committee of our Board of Directors on which the director served (other than the Executive Committee);
•an additional retainer of $10,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee); and
•an additional retainer of $15,000 for the chairman of the Audit Review Committee of our Board of Directors.
The retainers were paid quarterly in arrears and the meeting fees were paid following each meeting. Each director was also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally made a private aircraft available to directors for attendance at meetings of our Board of Directors and subsidiary Board of Directors.
Under the Non-Employee Directors' Plan, each director who was not an officer of the Company or one of our subsidiaries received $130,000 ($124,000 prior to July 1, 2021) of the $192,000 retainer ($184,000 prior to July 1, 2021) in whole shares of Class A Common, referred to as Mandatory Shares. Any fractional shares were paid in cash. The actual number of Mandatory Shares issued to a director is determined by the following formula:
the dollar value of the portion of the $130,000 ($124,000 prior to July 1, 2021) retainer that was earned by the director each quarter divided by the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. The shares, however, cannot be assigned, pledged or otherwise transferred by the director other than:
•by will or the laws of descent and distribution;
•pursuant to a qualifying domestic relations order; or
•to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren.
These restrictions lapse on the earliest to occur of:
•ten years after the last day of the calendar quarter for which such shares were earned;
•the director's death or permanent disability;
•five years from the date of the director's retirement;
•the date that a director is both retired from our Board of Directors and has reached age 70; or
•at such other time as determined by the Board of Directors in its sole discretion.
In addition, each director may elect under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash, referred to as Voluntary Shares, for up to 100% of the balance of their retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. These Voluntary Shares, however, are not subject to the foregoing transfer restrictions.
Each director also received: (i) Company-paid life insurance in the amount of $50,000; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) personal excess liability insurance in the amount of $10 million for the director and immediate family members who reside with the director; and (iv) up to $5,000 per year in matching charitable contributions.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2021, all filing requirements applicable for reporting persons were met with the exception of Lynne E. Rankin who, due to an administrative error, filed one late report related to two transactions.

Advisory Vote to Approve the Company's Named Executive Officer Compensation (Proposal 2)
    As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the "Dodd-Frank Act", and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote to approve the Company's Named Executive Officer compensation. We believe that stockholders should have the opportunity to vote on the compensation of our Named Executive Officers annually. The next vote will be held at the Company's annual meeting in 2023.
Why You Should Approve our Named Executive Officer Compensation
The guiding principle of the compensation program for senior management employees, including Named Executive Officers, is the maintenance of a strong link among an employee's compensation, individual performance and the performance of the Company as a whole and/or the business unit for which the employee has responsibility. The primary objectives of our compensation program are:
•to attract, retain and motivate talented management;
•to reward management with competitive total compensation for the achievement of specific corporate and individual goals; and
•to make management long-term stakeholders in the Company.
    We encourage stockholders to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of all compensation programs and polices. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with stockholder interests.
We believe that stockholders should consider the following in determining whether to approve this proposal.
Compensation Program is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. The Compensation Committee carefully reviews each of these components in relation to our performance. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.
Strong Pay-for-Performance Orientation
    The short-term and long-term incentive compensation for our employees is substantially performance-based. Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet or exceed the previously established performance targets for the year. In years when we have weaker financial results, payouts under the incentive compensation plans will generally be lower. In years when we have stronger financial results, payouts under the incentive compensation plans will generally be greater. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding results that would encourage conduct inconsistent with building long-term value. The chosen performance metrics and measurement periods are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.
Compensation Program Has Appropriate Long-Term Orientation
    Our compensation programs and policies have a long-term focus.
    The purpose of our long-term incentive compensation plan is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive compensation plan generally requires long-term commitment on the part of our senior management employees, and stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the Named Executive Officers' long-term interests.
    Therefore, stockholders are asked to cast a non-binding, advisory vote to approve the following resolution that will be submitted for a stockholder vote at the meeting:
    "RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED."
    Stockholder Vote. In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that are present in person or represented by proxy and that is actually voted is required to approve this proposal. You may vote "FOR" or "AGAINST" the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the Compensation Committee. We and the Board, however, value the views of our stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.
    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION.

Confirmation of Appointment of Ernst & Young LLP, as the Independent Registered Public Accounting Firm of the Company, for the Current Fiscal Year (Proposal 3)
Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for confirmation. However, our Board of Directors believes that obtaining stockholder confirmation is a sound governance practice.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2022.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote on an advisory basis in favor of the confirmation of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of Ernst & Young LLP is confirmed, the Audit Review Committee may select a different independent registered public accounting firm at any time during the fiscal year 2022 if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit Fees
2021 and 2020 - Ernst & Young LLP billed or will bill us in the aggregate $4.4 million and $4.0 million, respectively, for professional services rendered by Ernst & Young LLP in each of 2021 and 2020 for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 and the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2021 and 2020, as well as for services provided in connection with statutory audits.
Audit-Related Fees
2021 and 2020 - Ernst & Young LLP billed us in the aggregate less than $0.1 million each year for assurance and related services rendered in each of 2021 and 2020, primarily related to annual subscriptions for accounting reference tools.
Tax Fees
2021 and 2020 - Ernst & Young LLP did not provide services and has not billed us fees for professional tax services in 2021 or 2020.
All Other Fees
2021 and 2020 - Ernst & Young LLP did not provide services and has not billed us fees for services provided, other than the services reported under "Audit Fees" and "Audit-Related Fees" during the fiscal years ended December 31, 2021 and 2020.
Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.
Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and tax services may be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2022, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee, together with one other Audit Review Committee member, the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of approvals and commitments at each general meeting of the Audit Review Committee.
The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. In addition, as a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

PART THREE - EXECUTIVE COMPENSATION INFORMATION

Summary of Our Named Executive Officer Compensation Program
The material elements of our 2021 compensation objectives and policies as they relate to the Named Executive Officers listed in the Summary Compensation Table on page 30, referred to as the NEOs, are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.
Our executive compensation program strongly tied the compensation of our NEOs to our short-term and long-term business objectives and to stockholder interests. Key elements of compensation included base salary, annual incentive compensation, long-term incentive compensation and defined contribution retirement benefits.

At our 2021 annual meeting of stockholders, the Company received strong support for our compensation program with over 99% of the votes cast approving our advisory vote on NEO compensation. The Compensation Committee believes that this overwhelming support validates the philosophy and objectives of our executive compensation program.
We pay for performance. In 2021, 81% of Mr. A. Rankin's 2021 target compensation and, as a group, approximately 64% of the other NEOs' target compensation was incentive-based and "at-risk" based on Company performance. In addition, long-term incentive awards for the NEOs were paid in the form of a combination of cash and restricted shares of Class A Common which, as described in more detail beginning on page 25, are generally subject to transfer restrictions for a period of ten years. The value of these restricted stock awards continues to be "at-risk" based on future Company performance and continues to align the interests of the NEOs with those of our stockholders.
Other key features of our 2021 NEO compensation program included:

What We Do	What We Do Not Do
Equity compensation awards for the Company's most senior executives, including the NEOs, generally must be held for ten years. Equity awards generally cannot be pledged, hedged or transferred during this time without Compensation Committee approval.	We did not provide our NEOs with employment or individual change in control agreements.
We provided limited change in control protections under our incentive and nonqualified deferred compensation plans that only (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of any change in control.	We did not provide any tax gross-ups.
We provided a modest level of perquisites, the majority of which were paid in cash, that were determined based on market reasonableness.	We did not provide our NEOs with any minimum or guaranteed bonuses.
We used an independent compensation consultant.	We did not have any active defined benefit plans.
We set our target compensation at the 50th percentile of our chosen benchmark group and delivered compensation above or below this level based on performance.
We designed our compensation program to pay for performance, providing the NEOs an opportunity to earn above-target compensation for outstanding results and significantly reduced compensation for results that fall short of the established performance targets for the year.

Compensation Discussion and Analysis
Executive Compensation Governance
The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee's responsibilities are listed on page 4.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Named Executive Officers for 2021
The NEOs for 2021, all of whom are employed by the Company's U.S. operating subsidiary, HYG, are listed in the table below:

Name	Titles
Alfred M. Rankin, Jr.	Chairman and CEO – Hyster-Yale Chairman – HYG
Kenneth C. Schilling	Senior Vice President and Chief Financial Officer – Hyster-Yale
Rajiv K. Prasad	President – Hyster-Yale President and CEO – HYG
Anthony J. Salgado	Chief Operating Officer, HYG - Hyster-Yale Chief Operating Officer - HYG
Charles F. Pascarelli	Senior Vice President, President, Americas - HYG
Compensation Consultants
The Compensation Committee receives assistance and advice from Korn Ferry, an internationally-recognized compensation consulting firm. Korn Ferry is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management.
Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and the NEOs. For 2021, Korn Ferry was engaged in general to make recommendations regarding:
•director compensation levels;
•2021 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions;
•2021 salary midpoints and/or range movement for all other employee positions; and
•mid-year salary point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions.
All salary point recommendations are determined through the consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem-solving and accountability requirements of the position. A representative of Korn Ferry attended one of the Compensation Committee meetings in 2021 and, during that meeting, consulted with the Compensation Committee in executive session without management present.
Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2021. However, the Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act, that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Korn Ferry. The Committee has assessed the independence of Korn Ferry.
Korn Ferry's General Industrial Survey - Salary Midpoint
    As a starting point for setting total target compensation for 2021, the Compensation Committee directed Korn Ferry to use its proprietary survey, known as the General Industrial survey, which contains data from a broad group of domestic industrial organizations, but ranging in size from approximately $2.50 billion to approximately $4.99 billion in annual revenues.
    For 2021, participants in the General Industrial survey included 461 parents and 1,316 independent operating units, which satisfied Korn Ferry's quality assurance controls and represented almost all segments of industry (including manufacturing, but excluding retail and finance segments).
The Compensation Committee chose this particular survey as its benchmark for the following reasons:
•It provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit;
•The use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year; and
•It provides a competitive framework for recruiting employees from outside of our industry.
Using its proprietary salary point methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrial survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrial survey (the "salary midpoint"). The Compensation Committee typically sets the salary midpoint for each of the NEOs (other than Mr. A. Rankin - refer to note (4) of the target total compensation table on page 19) at 100% of the salary midpoint recommended by Korn Ferry. However, due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management proposed taking a more moderate approach to 2021 midpoints. Management recommended, and the Compensation Committee approved, applying only 50% of the Korn Ferry-recommended increases to salary midpoints for 2021, including the salary midpoints for each of the NEOs.

The Compensation Committee believes that the use of salary midpoints helps ensure that our compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all of the employees at a particular salary point level generally have the same salary midpoint, with some geographic differences. The salary midpoints provided by Korn Ferry are then used to calculate the total target compensation of the NEOs.
Compensation Policies, Objectives and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link among an employee's compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee has responsibility. The primary objectives of our compensation program are to:
•attract, retain and motivate talented management;
•reward management with competitive total compensation for achievement of specific corporate and individual goals;
•make management long-term stakeholders in the Company;
•help ensure that management's interests are closely aligned with those of our Company's stockholders; and
•maintain consistency in compensation among all of the Company's direct and indirect subsidiaries.
    The Compensation Committee establishes comprehensively defined "target total compensation" for each NEO following rigorous evaluation standards to help maintain internal equity. In this process, the Compensation Committee annually reviews the following information for each of the NEOs for the current year, as well as that being proposed for the subsequent year:
•salary midpoint, as determined by Korn Ferry from the General Industrial survey;
•cash in lieu of perquisites (if applicable);
•short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from Korn Ferry, for each salary grade);
•long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);
•target total compensation, which is the sum of the foregoing amounts; and
•base salary.
    The Compensation Committee reviewed the total target compensation for each of our NEOs to decide whether it should make changes to the 2021 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2021 at that time.
The design of our compensation program typically provides employees with the opportunity to earn above-target compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. For example, the Compensation Committee uses the information provided from the General Industrial survey to determine the salary midpoint. It then generally sets actual base salaries between 80% and 120% of that salary midpoint (up to 130% for Mr. A. Rankin). The Compensation Committee also obtains the total target incentive compensation amounts from Korn Ferry based on the General Industrial survey, but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.
    The following table sets forth target total compensation for the NEOs, as recommended by Korn Ferry and approved by the Compensation Committee for 2021:

Named Executive Officer	(A) Salary Midpoint ($)(%)(1)		(B) Cash in Lieu of Perquisites ($)(%)(2)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(3)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Alfred M. Rankin, Jr. (4)	$1,064,070	18%	$40,500	1%	$1,117,274	19%	$3,548,673	62%	$5,770,517
Kenneth C. Schilling	$454,600	42%	$20,000	2%	$227,300	21%	$392,093	35%	$1,093,993
Rajiv K. Prasad	$752,800	30%	$35,000	1%	$564,600	23%	$1,125,436	46%	$2,477,836
Anthony J. Salgado	$628,300	34%	$25,000	1%	$408,395	22%	$794,800	43%	$1,856,495
Charles F. Pascarelli	$538,800	37%	$20,000	1%	$323,280	22%	$557,658	40%	$1,439,738

(1)Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management recommended, and the Committee approved, applying only 50% of the Korn Ferry-recommended increases to salary midpoints for 2021.
(2)The NEOs are paid a fixed dollar amount of cash ratably throughout the year in lieu of perquisites. The applicable dollar amounts were approved by the Compensation Committee following an analysis performed by Korn Ferry in 2020 and will remain in effect through 2023. Based on this analysis, the Compensation Committee set a defined perquisite allowance for each NEO, based on the salary point level of the position. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.
(3)The amounts shown include a 15% increase from the Korn Ferry-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the awards issued under the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan (the "Equity Long-Term Plan"). See "Long-Term Incentive Compensation" beginning on page 25.
(4)Prior to 2018, Mr. A. Rankin served as the Chairman, President and CEO of both NACCO and Hyster-Yale. He retired as President and Chief Executive Officer of NACCO in connection with NACCO’s 2017 spin-off of HBBHC. Consequently, Mr A. Rankin no longer provides full-time CEO services to two publicly traded companies. However, because Mr. A. Rankin continued to provide services to both NACCO and HBBHC in 2021, the Compensation Committee decided to apply a 10% reduction factor to the 2021 Korn Ferry-recommended salary midpoint for Mr. A. Rankin's Hyster-Yale CEO position. As a result, the Compensation Committee set Mr. A. Rankin's target total compensation for 2021 as follows:

2021 Mr. A. Rankin Target Compensation	(A) Salary Midpoint	(B) Cash in Lieu of Perquisites	(C) Short-Term Plan Target (105% of salary midpoint)	(D) Equity Long-Term Plan Target (290% of salary midpoint) + 15% increase	(A) + (B) + (C) + (D) Target Total Compensation
Hay-Recommended Amounts (1)	$1,182,303	$45,000	$1,241,418	$3,942,981	$6,411,702
Adjusted Amounts Determined by Compensation Committee (10% reduction - as reflected on table above)	$1,064,070	$40,500	$1,117,274	$3,548,673	$5,770,517
(1)    Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management recommended, and the Committee approved, applying only 50% of the Korn Ferry-recommended increase to Mr. Rankin's unadjusted salary midpoint for 2021.
Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) qualified defined contribution plans and (ii) U.S. nonqualified deferred compensation arrangements (the "Excess Plans").
Base Salary
    The Compensation Committee fixes an annual base salary intended to be competitive in the marketplace to recruit and retain talented employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
For 2021, the Compensation Committee determined the base salary for the NEOs by generally taking into account their individual performance for 2020 and the relationship of their 2020 base salary to the new 2021 salary midpoint for their salary point level. The Compensation Committee also took into account other relevant information, including:
•general inflation, salary trends and economic forecasts provided by Korn Ferry;
•general budget considerations and business forecasts provided by management; and
•evaluations of individual performance during 2020.
Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller increases or even no increase.

The following table sets forth the salary information for each NEO for 2021:

Named Executive Officer	Salary Midpoint Determined by Korn Ferry ($)(1)	Base Salary for 2021 and as a Percentage of Salary Midpoint ($)(%)(2)		Change Compared to 2020 Base Salary (%)(3)
Alfred M. Rankin, Jr. (4)	$1,064,070	$1,063,132	99.9%	9.6%
Kenneth C. Schilling	$454,600	$451,350	99.3%	8.7%
Rajiv K. Prasad	$752,800	$644,470	85.6%	9.3%
Anthony J. Salgado	$628,300	$511,938	81.5%	9.3%
Charles F. Pascarelli	$538,800	$501,443	93.1%	8.8%
(1)Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management recommended, and the Committee approved, applying only 50% of the Korn Ferry-recommended increases to the NEO's salary midpoints for 2021.
(2)Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, the base salaries of the NEOs were not increased until July 1, 2021. The base salary amount shown above and on the Summary Compensation Table is the blended amount actually received by each of the NEOs in 2021.
(3)The percentage increases shown in this column are based on a comparison of the blended base salary received by each NEO in 2021 to the base salary received in 2020. The base salary amounts actually received by the NEOs in 2020 were reduced by 10% beginning on May 1, 2020 and ending December 31, 2020.
(4)The Compensation Committee reduced Mr. A. Rankin's 2021 salary midpoint by 10% from the amount for a stand-alone Chairman, President and CEO of the Company.
Incentive Compensation
    One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the Company and/or the business unit for which they are responsible. In 2021, all of the NEOs participated in (i) the Hyster-Yale Group, Inc. Annual Incentive Compensation Plan (the "Short-Term Plan") and (ii) the Equity Long-Term Plan (collectively, the "Incentive Plans").
Overview. Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific financial and operating targets. The Compensation Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and/or the business unit for which they are responsible. As illustrated on the target total compensation table on page 19, 81% of Mr. A. Rankin's 2021 target compensation was variable or "at risk" and tied to Company performance and, as a group, approximately 64% of the other NEOs' target compensation was tied to Company performance. For 2021, the sum of each of the NEO's incentive compensation targets exceeded the sum of his fixed payments (base salary plus perquisite allowance).
The performance criteria and target performance levels for the incentive plans are established annually by the Compensation Committee and are based upon management's recommendations as to our performance objectives for the year. Two types of performance targets were adopted for use in the Incentive Plans for 2021:
•Targets Based on Annual Operating Plan. Certain performance targets were based on forecasts contained in the 2021 annual operating plan ("AOP"). With respect to these targets, there was an expectation that these performance targets would be met during the year. If they were not, the participants would not receive all or a portion of the award that was based on these performance criteria.
•Targets Based on Long-Term Goals. Other performance targets were not based on the 2021 AOP. Rather, they were based on long-term goals established by the Compensation Committee. Because these targets were not based on the AOP, it is possible that the level of expected performance may be above or below the specified performance target for the year. The Strategic Objectives list under the Equity Long-Term Plan is an example of a target based on longer-term, project-based objectives that the Compensation Committee believed we should deliver over the long-term, not the performance that was expected in the current year or the near term.
•Operating Profit Override Feature. The Compensation Committee approved an overall profitability level reduction feature for each of the Incentive Plans for 2021. This feature provided for a reduction in payouts under the plans from the amounts otherwise determined under the pre-established performance targets unless a separate operating profit target was achieved, thus providing participants with additional motivation to deliver outstanding performance.
    Each NEO was eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that was equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.

Calculation and Payment Overview. Awards under the Incentive Plans are determined as follows:
•Target awards for each executive were equal to a specified percentage of the executive's 2021 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of short-term and long-term incentive compensation targets recommended by Korn Ferry and adopted by the Compensation Committee at that level. The Compensation Committee then increased the target amounts under the Equity Long-Term Plan by 15% to account for the immediately taxable nature of the awards.
•The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.
•The Compensation Committee, in its discretion, may increase, decrease or eliminate awards and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards.
•Short-Term Plan awards are paid annually in cash. Equity Long-Term Plan awards are paid annually in a combination of cash and restricted shares of Class A Common.
•All shares of Class A Common awarded under the Equity Long-Term Plan are immediately vested when issued. Note, however, that the transfer restrictions on the awards to our NEOs under our Equity Long-Term Plan provide an incentive over the ten-year restricted period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our NEOs to maintain a long-term focus on our profitability, which is in the shareholders' best interests.
•The maximum awards under the Short-Term Plan could not exceed 150% of the target award level. The cash-denominated awards under the Equity Long-Term Plan could not exceed 200% of the target award level (or the greater of $12,000,000 and the fair market value of 50,000 shares of Class A Common, determined at the time of payment).
•Refer to "Limited Change in Control Benefits" on page 28 for a description of the impact of a change in control on Incentive Plan awards.
Incentive Compensation Tables. When reviewing the incentive compensation tables beginning below, the following factors should be considered:
•Selection of Performance Criteria and Targets. The Compensation Committee considered the factors described under "Incentive Compensation - Overview" beginning on page 21 and adopted performance criteria and target performance levels to determine the 2021 incentive compensation awards. Prior to suspending the 2020 Incentive Plans due to the COVID-19 cost containment measures initiated by the Company in 2020, the Committee approved a redesign that modified portions of the performance criteria under the 2020 Incentive Plans. The Committee believed that for 2021, this redesign continued to support the Company's desire to reinforce its commercial sales execution, as well as its clear commitment to the execution of key strategic projects. As such, revenue and adjusted standard margin were adopted as primary performance metrics under the 2021 Incentive Plans in order to better capture the Company's economic position in the market and also reflect the growing importance of non-unit based products such as automation, fuel cells, operator assistance system, telemetry and attachments. In addition, the performance criteria under the 2021 Incentive Plans also reinforced the importance of effective management of working capital.
•Achievement Percentages. The achievement percentages are otherwise based on the formulas contained in performance guidelines adopted by the Compensation Committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.
•Adjustments. In calculating the various 2021 Incentive Plans' performance targets and results, certain adjustments were established by the Compensation Committee at the time the 2021 Incentive Plans' targets were set, including the after-tax impact of certain items only if they were in excess of the amounts included in the 2021 AOP (for example, changes in laws or regulations, acquisition-related expenses and the post-acquisition impact of business acquisitions). The Compensation Committee also approved an additional adjustment to Nuvera's operating profit, specifically excluding amounts related to an inventory write-off at Nuvera from the calculation of the 2021 incentive compensation for Nuvera participants. In anticipation of fulfilling certain research and development agreements entered into prior to the start of the COVID-19 pandemic, Nuvera significantly increased its inventory levels. However, the effects of the pandemic, including border closures, halted Nuvera's progress and management made a determination to write-off inventory related to certain of those agreements. The Compensation Committee determined an adjustment to 2021 incentive compensation was appropriate as the inventory write-off was a special, non-recurring item (generally outside of the participants' control) that occurred during 2021 and was not known or considered at the time the 2021 AOP was established.
•Operating Profit Override Feature. Under the operating profit override feature approved by the Compensation Committee for the 2021 Incentive Plans, payouts under the plans would be reduced by up to 40% from the amounts otherwise determined under the pre-established performance targets unless a separate operating profit target was achieved, thus providing participants with additional motivation to deliver outstanding performance.
•Nuvera Performance Goals. For 2021, the Short-Term Plan metrics for certain of the NEOs were based in part on specific Nuvera-related performance criteria, as described in the following tables.
•Bolzoni SpA ("Bolzoni") Performance Goals. For 2021, the Short-Term Plan metrics for certain of the NEOs were based in part on specific Bolzoni-related performance criteria, as described in the following tables.
Short-Term Incentive Compensation
    For 2021, the Short-Term Plan was designed to provide target short-term incentive compensation to the NEOs of between 50% and 105% of salary midpoint, depending on the NEO's position. The table below shows the 2021 target awards approved by the Compensation Committee for each NEO under the Short-Term Plan for 2021:

Named Executive Officer	(A) 2021 Salary Midpoint ($)(1)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) 2021 Short-Term Plan Payout (%)(2)	(E) = (C) x (D) 2021 Short-Term Plan Payout ($)	(F) = (E)/(A) Short Term Plan Payout as a % of Salary Midpoint
Alfred M. Rankin, Jr.	$1,064,070	105.0%	$1,117,274	27.1%	$302,223	28.40%
Kenneth C. Schilling	$454,600	50.0%	$227,300	27.0%	$61,371	13.50%
Rajiv K. Prasad	$752,800	75.0%	$564,600	27.1%	$152,724	20.29%
Anthony J. Salgado	$628,300	65.0%	$408,395	27.0%	$110,267	17.55%
Charles F. Pascarelli	$538,800	60.0%	$323,280	27.0%	$87,286	16.20%
(1)    Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management recommended, and the Committee approved, applying only 50% of the Korn Ferry-recommended increases to the NEO's salary midpoints for 2021.
(2)    As shown on the detailed Short-Term Plan payout tables below, the different payout percentages were based on the different performance criteria that applied to each NEO in 2021.
The following tables show detailed calculations of the performance criteria established by the Compensation Committee for 2021 under the Short-Term Plan to determine final incentive compensation payments for the NEOs.
    Short-Term Incentive Criteria for Messrs. Schilling and Salgado. One hundred percent (100%) of the 2021 Short-Term Plan targets for Messrs. Schilling and Salgado were based on the following Corporate Lift Truck performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Lift Truck Consolidated Revenue	30%	$3,168,400,000	$2,897,400,000	91.4%	27.4%
Lift Truck Adjusted Standard Margin %	25%	17.0%	12.8%	0.0%	0.0%
Lift Truck Working Capital Days	20%	56.4	64.9	0.0%	0.0%
Lift Truck Consolidated Operating Profit $	25%	$87,400,000	$(37,700,000)	0.0%	0.0%
Corporate Lift Truck Total	100%				27.4%
Corporate Payout Percentage with Operating Profit Override					16.4%

Lift Truck Positive Discretion (1)					10.6%
Final Corporate Payout Percentage					27.0%
(1)    During 2021, the Company was negatively impacted by various pandemic-related and other global supply chain constraints, component shortages, shipping container availability constraints and higher freight costs, as well as significant material cost inflation resulting from the accelerated pace of the market recovery. These issues, all of which were generally outside the control of employees, adversely impacted the Company's Short-Term Plan performance results. After careful consideration of the impact the 2021 Incentive Plan payouts might have on the Company's ability to retain and reward those key employees necessary to help the Company meet its financial and business objectives, the Compensation Committee determined that it was appropriate to approve a 10.6% increase to the Short-Term Plan payouts for Corporate lift truck participants, including Messrs. Schilling and Salgado. Given all of the outside constraints impacting supply chain and shipping during 2021, the amount of the increase was generally determined by calculating 2021 revenue using bookings instead of shipments.

Short-Term Incentive Criteria for Messrs. A. Rankin and Prasad. The 2021 Short-Term Plan targets for Messrs. A. Rankin and Prasad were based (i) 75% on Corporate Lift Truck performance factors, (ii) 15% on Nuvera performance factors and (iii) 10% on Bolzoni performance factors:

Performance Criteria		Initial Weighting at Performance Group Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Lift Truck Consolidated Revenue		30%	75%	22.5%	$3,168,400,000	$2,897,400,000	91.4%	20.6%
Lift Truck Adjusted Standard Margin		25%	75%	18.8%	17.0%	12.8%	0.0%	0.0%
Lift Truck Working Capital Days		20%	75%	15.0%	56.4	64.9	0.0%	0.0%
Lift Truck Consolidated Operating Profit $		25%	75%	18.8%	$87,400,000	$(37,700,000)	0.0%	0.0%
Corporate Lift Truck Total								20.6%
Corporate Payout Percentage with Operating Profit Override			75%				16.4%	12.3%
Lift Truck Positive Discretion (1)			75%				10.6%	8.0%
Final Corporate Payout Percentage								20.3%
45&60 KW Engine and Module Order Revenue		25%	15%	3.8%	$34,600,000	$100,000	0.0%	0.0%
45&60KW Engine Shipments Adjusted Standard Margin %		25%	15%	3.8%	19.9%	(409.9)%	0.0%	0.0%
Lift Truck Module Revenue		10%	15%	1.5%	$2,000,000	$600,000	0.0%	0.0%
Lift Truck Module Adjusted Standard Margin %		10%	15%	1.5%	(22.1)%	(109.5)%	0.0%	0.0%
Nuvera Operating Profit $		30%	15%	4.5%	$(33,000,000)	$(34,700,000)	88.7%	4.0%
Nuvera Total								4.0%
Nuvera Payout Percentage with Operating Profit Override			15%				19.6%	2.9%
Nuvera Positive Discretion (1)	`		15%				4.4%	0.7%
Final Nuvera Payout Percentage								3.6%
Bolzoni Consolidated Revenue		25%	10%	2.5%	$320,000,000	$347,800,000	108.7%	2.7%
Bolzoni Consolidated Adjusted Standard Margin %		25%	10%	2.5%	26.2%	20.0%	0.0%	0.0%
Working Capital Days		25%	10%	2.5%	81.0	78.7	104.7%	2.6%
Bolzoni Operating Profit $		25%	10%	2.5%	$8,000,000	($1,800,000)	0.0%	0.0%
Bolzoni Total								5.3%
Final Bolzoni Payout Percentage with Operating Profit Override			10.0%				32.0%	3.2%
Final Payout Percentage								27.1%
(1)    During 2021, the Company was negatively impacted by various pandemic-related and other global supply chain constraints, component shortages, shipping container availability constraints and higher freight costs, as well as significant material cost inflation resulting from the accelerated pace of the market recovery. These issues, all of which were generally outside the control of employees, adversely impacted the Company's Short-Term Plan performance results. After careful consideration of the impact the 2021 Incentive Plan payouts might have on the Company's ability to retain and reward those key employees necessary to help the Company meet its financial and business objectives, the Compensation Committee determined that it was appropriate to approve a 10.6% increase to the Short-Term Plan payouts for Corporate lift truck participants, and an increase of 4.4% to the Short-Term Plan payouts for Nuvera participants, including Messrs. A. Rankin and Prasad. Given all of the outside constraints impacting supply chain and shipping during 2021, the amount of the increase was generally determined by calculating 2021 revenue using bookings instead of shipments.

Short-Term Incentive Criteria for Mr. Pascarelli. One hundred percent (100%) of the Short-Term Plan target for Mr. Pascarelli was based on the following Americas Lift Truck performance factors:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Americas Total Revenue	30%	$2,143,900,000	$1,866,400,000	72.3%	21.7%
Americas Total Adjusted Standard Margin %	25%	17.3%	12.3%	0.0%	0.0%
Lift Truck Working Capital Days	20%	56.4	64.9	0.0%	0.0%
Americas Operating Profit $	25%	$85,200,000	$(16,300,000)	0.0%	0.0%
Americas Lift Truck Total	100%				21.7%
Americas Payout Percentage with Operating Profit Over-Ride					13.0%
Americas Revenue Positive Discretion (1)					14.0%
Final Americas Payout Percentage					27.0%
(1)    During 2021, the Company was negatively impacted by various pandemic-related and other global supply chain constraints, component shortages, shipping container availability constraints and higher freight costs, as well as significant material cost inflation resulting from the accelerated pace of the market recovery. These issues, all of which were generally outside the control of employees, adversely impacted the Company's Short-Term Plan performance results. After careful consideration of the impact the 2021 Incentive Plan payouts might have on the Company's ability to retain and reward those key employees necessary to help the Company meet its financial and business objectives, the Compensation Committee determined that it was appropriate to approve a 14.0% increase to the Short-Term Plan payouts for Americas lift truck participants, including Mr. Pascarelli. Given all of the outside constraints impacting supply chain and shipping during 2021, the amount of the increase was generally determined by calculating 2021 revenue using bookings instead of shipments.
Long-Term Incentive Compensation
The purpose of our Equity Long-Term Plan is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our Long-Term Incentive Plans require long-term commitment on the part of our senior management employees and cash withdrawals or stock sales are generally not permitted for a number of years. In 2021, all of the NEOs participated in our Equity Long-Term Plan. The Compensation Committee has determined that the ten-year holding period applies to all award shares issued to our NEOs. Thus, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The Compensation Committee does not consider an NEO's long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.
Any gains the NEOs realize in the long run depend largely on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded to the NEOs under the Equity Long-Term Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the NEOs with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual grants under the Equity Long-Term Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an NEO holds generally increases each year. Consequently, our NEOs will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.
For 2021, approximately 65% of the 2021 awards for the NEOs were to be distributed in shares of transfer-restricted Class A Common, with the remaining 35% to be distributed in cash to initially approximate the income tax withholding obligations for the stock. In addition, at the time the stock awards are issued, an NEO automatically surrenders a portion of his shares to the Company to pay for additional tax withholding obligations associated with the award, if necessary. The actual number of shares of stock issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•the average closing price of our Class A Common on the NYSE at the end of each week during the 2020 calendar year (or such other previous calendar year as determined by the Compensation Committee), which price was $44.34; or
•the average closing price of our Class A Common on the NYSE at the end of each week during the 2021 performance period, which price was $67.26.
Equity Long-Term Plan participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The full amount of the award, including the fair market value of the award shares on the date of grant, is fully taxable to the participant. The award shares that are issued to the NEOs are subject to transfer restrictions that generally lapse on the earliest to occur of:
•ten years after the last day of the performance period;
•the NEO's death or permanent disability; or
•five years (or earlier with the approval of the Compensation Committee) from the date of retirement.
    The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for: (i) the purchase of a principal residence for the participant; (ii) payment of medical expenses for the participant, his or her spouse or his or her dependents; or (iii) payment of expenses for the education of the participant, his or her spouse or his or her dependents within the next 18 months. No such early release requests were requested or granted to the NEOs in 2021.
    For 2021, the Equity Long-Term Plan was designed to provide target long-term incentive compensation to the NEOs of between 70% and 290% of midpoint, depending on the NEO's position. The table below shows the 2021 target awards (including a 15% increase in target percentages to reflect the immediately taxable nature of the equity awards) approved by the Compensation Committee for each NEO under the Equity Long-Term Plan :

Named Executive Officer	(A) Salary Midpoint ($)(1)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint (%)(2)	(C)=(A) x (B) Long-Term Plan Target ($)(3)	(D) 2021 Long-Term Plan Payout (%)	(E) = (C) x (D) Cash-Denominated Long-Term Plan Payout ($) (3)	(F) = (E) / (A) Cash Denominated Long-Term Plan Payout as a Percentage of Salary Midpoint (%)	(G) Fair Market Value of Long-Term Plan Payout ($)(3)
Alfred M. Rankin, Jr.	$1,064,070	333.50%	$3,548,673	33.2%	$1,178,160	110.7%	$1,018,316
Kenneth C. Schilling	$454,600	86.25%	$392,093	33.2%	$130,175	28.6%	$112,513
Rajiv K. Prasad	$752,800	149.50%	$1,125,436	33.2%	$373,645	49.6%	$322,952
Anthony J. Salgado	$628,300	126.50%	$794,800	33.2%	$263,873	42.0%	$228,073
Charles F. Pascarelli	$538,800	103.50%	$557,658	33.2%	$185,142	34.4%	$160,025
(1)    Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, management recommended, and the Committee approved, applying only 50% of the Korn Ferry-recommended increases to the NEO's salary midpoints for 2021.
(2)    The target percentages for participants in the Equity Long-Term Plan included a 15% increase from the Korn Ferry-recommended long-term plan target awards that the Compensation Committee applied to account for the immediately taxable nature of the equity awards.
(3)    Awards under the Equity Long-Term Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the 2021 dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted stock (approximately 65%). The number of shares of stock issued was determined using the formula share price described above. The amount shown in column (G) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was initially issued for the 2021 long-term awards. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 30. The shares were valued on the date on which the Equity Long-Term Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (G) is due to the fact that the number of shares issued was calculated using the formula share price of $44.34 while the grant date fair value was calculated using $35.09 which is the average of the high and low share price on the date the shares were granted.
    The following table shows detailed calculations of the 2021 performance criteria, targets and weightings established by the Compensation Committee for each of the NEOs for 2021.

Long-Term Incentive Criteria. One hundred percent (100%) of the 2021 Equity Long-Term Plan targets for the NEOs were based on the following Lift Truck performance criteria:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Lift Truck Consolidated Revenue	30%	$3,168,400,000	$2,897,400,000	91.4%	27.4%
Lift Truck Consolidated Operating Profit $	30%	$87,400,000	$(37,700,000)	0.0%	0.0%
Strategic Objectives List (1)	40%	100%	85%	70.0%	28.0%
Total Payout Percentage - Corporate Lift Truck	100%				55.4%
Final Payout Percentage with Operating Profit Over-Ride					33.2%

(1)    The Strategic Objectives List payout percentage was determined based on an assessment of the effective execution of the Company's key strategic objectives for 2021. Senior management believes that project execution is at the core of how the Company organizes work and is key to generating top and bottom-line growth for both 2021 and the longer term. This table does not include the Strategic Objectives List targets or results due to the competitively sensitive nature of that information. For 2021, the Compensation Committee believed that the Company could meet this target since it was designed to be reasonably achievable with strong management performance.
Other Compensation of Named Executive Officers
Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to our employees, including the NEOs, in addition to the Incentive Plan compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our Incentive Plans. No discretionary cash bonuses were awarded to the NEOs for 2021 performance.
Discretionary Stock Awards. The Company maintains the Hyster-Yale Materials Handling, Inc. Supplemental Long-Term Equity Incentive Plan, referred to as the Supplemental Equity Plan, which gives the Compensation Committee the flexibility to provide discretionary additional equity compensation. To date, the Compensation Committee has not granted any awards under the Supplemental Equity Plan.
Retirement Plans. The material terms of our retirement plans are described in the narratives following the Nonqualified Deferred Compensation Table.
Defined Benefit Pension Plans. The NEOs do not currently accrue any defined benefit pension benefits.
Defined Contribution Plans. We provide the NEOs and most other full-time employees with defined contribution retirement benefits. Employer contributions are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, the benefits that are provided to the NEOs and other executive officers in the U.S. are provided under a combination of tax-favored and Excess Plans, while the benefits that are provided to other employees are provided generally only under tax-favored plans. The Excess Plans provide the eligible U.S. employees with the retirement benefits that would have been provided under the tax-favored plans, but that cannot be provided due to various Internal Revenue Service regulations, limits and non-discrimination requirements.
Our defined contribution plans contain the following three types of benefits:
•employee deferrals;
•matching (or substitute matching) employer contributions; and
•profit sharing benefits.
The "compensation" that is taken into account under these plans generally includes base salary and Short-Term Plan payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. The NEOs other than Mr. A. Rankin may elect to defer up to 25% of compensation.
The NEOs received employer matching contributions under the defined contribution plans for 2021 in accordance with the following formulas:
•Mr. A. Rankin: an automatic 3% employer contribution; and
•Messrs. Schilling, Prasad, Salgado and Pascarelli: a 3% match on the first 6% of contributions to the plans.
Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation that varies depending on the employee's age, compensation and our operating profit percent performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. The range of profit sharing contributions for the NEOs based on their age brackets for 2021 was:
•Messrs. A. Rankin, Schilling and Pascarelli: between 4.50% and 14.90% of compensation;
•Mr. Prasad: between 3.80% and 12.25% of compensation; and
•Mr. Salgado: between 3.20% and 10.05% of compensation.
All of the NEOs are 100% vested in their retirement benefits. Benefits under the tax-favored plans are payable at any time following a termination of employment. Participants have the right to invest their tax-favored account balances among various investment options that are offered by the plans' trustees. Participants can elect various forms of payment including lump sum distributions and installments.
Under the Excess Plans:
•participants' account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is one of the investment funds under the U.S. qualified defined contribution plan, with a 14% maximum per year;
•no interest is credited on excess profit sharing benefits;
•the amounts credited under the Excess Plans each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plans; and
•the amounts credited under the Excess Plans each year are increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase applies to all benefits other than interest and the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution.
Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. The modest amount of cash paid to the NEOs in lieu of perquisites in 2021 is separately disclosed in the table on page 19 and the limited non-cash perquisites are disclosed in note 6 to the Summary Compensation Table on page 30.
Employment and Severance Agreements. Consistent with our general severance arrangement, upon an NEO's termination of employment with us for any reason, the NEO is entitled to:
•amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and
•benefits that are provided in accordance with the terms of the retirement plans, the Incentive Plans and the Excess Plans at termination of employment that are further described in this Proxy Statement.
    There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of a broad-based severance plan that applies to all U.S. employees, the NEOs are only entitled to severance pay and continuation of certain health benefits for a stated period of time based on length of service.
    Limited Change in Control Benefits. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. The change in control provisions under our 2021 Incentive Plans provided for the payment of a pro-rated target award for the year of the change in control. The Compensation Committee believes that:
•the change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans;
•the skills, experience and services of our key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees; and
•in a more typical year, some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs.
    Our change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.
Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under any plan will be "grossed up" for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.

Tax and Accounting Implications
Deductibility of Executive Compensation. Code Section 162(m) provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain executive officers and certain former executive officers. While the Compensation Committee may consider in very general terms the deductibility of the compensation it awards, the Committee nevertheless awards compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the Equity Long-Term Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See Note 5 of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
    Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. Each year, management reviews our pay practices and incentive programs to identify any potential risks to the Company and then reviews this information with the Compensation Committee. Our pay philosophy: provides an effective balance of base salary and incentive compensation, short and long-term performance measures, and financial and non-financial performance measures; and allows for the use of Compensation Committee discretion. Further, the Company has: policies to mitigate compensation-related risk including lengthy holding periods for long-term awards granted to our NEOs; stated payment caps; insider-trading prohibitions; and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management's assessment for 2021 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
    Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted to the NEOs under the Equity Long-Term Plan generally must be held for a period of ten years which can result in the NEOs being required to hold a significant accumulation of Class A Common during their careers.
    Role of Executive Officers in Compensation Decisions. The CEO of HYG annually reviews the performance of each executive officer (other than the CEO of HYG whose performance is reviewed by the CEO of the Company, and the CEO of the Company, whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by Korn Ferry, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Executive Compensation Program for 2022 and Impact of "Say-on-Pay" Stockholder Vote
When setting executive compensation for 2022, the Compensation Committee took into account the results of the stockholder advisory vote on named executive officer compensation that occurred at our 2021 annual meeting of stockholders. Stockholders who cast votes overwhelmingly (over 99%) approved the compensation of our named executive officers described in our 2021 proxy statement.
    Consequently, our executive compensation program for 2022 will be structured in a manner similar to our 2021 program. Principle changes for 2022 include: (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general survey data relating to salary trends and the recommendations of Korn Ferry based on an updated General Industrial survey; and (2) changes to certain performance measures, weightings and/or targets for the Incentive Plans based on management recommendations as to the performance objectives of our business for 2022.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
JOHN P. JUMPER, CHAIR
EDWARD T. ELIOPOULOS
JOHN P. JUMPER
CAROLYN CORVI
H. VINCENT POOR
    EUGENE WONG

Summary Compensation Table
The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries.
2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	Change in Pension Value (4) and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Alfred M. Rankin, Jr.; Chairman and CEO - Hyster-Yale; Chairman - HYG	2021	$1,103,703	$605,953	$714,586	$21,617	$167,068	$2,612,927
	2020	$1,008,222	—	—	$23,324	$171,214	$1,202,760
	2019	$1,021,385	$1,556,458	$1,630,398	$45,305	$353,488	$4,607,034
Kenneth C. Schilling: Senior Vice President and Chief Financial Officer - Hyster-Yale	2021	$471,421	$66,942	$106,942	$5,343	$53,352	$704,000
	2020	$433,702	—	—	$4,092	$44,079	$481,873
	2019	$447,577	$160,457	$249,961	$12,042	$104,752	$974,789
Rajiv K. Prasad; President - Hyster-Yale; President and CEO - HYG	2021	$679,541	$192,161	$283,515	$9,066	$70,397	$1,234,680
	2020	$622,378	—	—	$9,652	$67,487	$699,517
	2019	$578,106	$365,696	$493,655	$18,007	$146,380	$1,601,844
Anthony J. Salgado; Chief Operating Officer, HYG - Hyster-Yale and Chief Operating Officer - HYG	2021	$537,009	$135,709	$202,631	$5,004	$49,318	$929,671
	2020	$491,773	—	—	$4,753	$115,636	$612,162
Charles F. Pascarelli; Senior Vice President, President, Americas - HYG	2021	$521,472	$95,221	$152,090	$5,852	$57,473	$832,108
	2020	$479,764	—	—	$6,012	$55,093	$540,869
	2019	$501,983	$232,130	$350,585	$16,788	$133,804	$1,235,290
(1)    The amounts reported under the "Salary" column for 2021 include both the base salary and the fixed dollar annual perquisite allowance. Due to the continued uncertainty surrounding the impact of COVID-19 on the Company's business, the base salaries of the NEOs were increased effective July 1, 2021. The base salary amount shown above in the Summary Compensation Table is the blended amount actually received by each of the NEOs in 2021.
(2)    The amounts shown for 2021 are the grant date fair values of the awards issued under the Equity Long-Term Plan, determined in accordance with FASB ASC Topic 718. Refer to the tables and discussion on pages 25-27 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2021 under the Equity Long-Term Plan.
(3)    The amounts listed reflect the cash payments under the Short-Term Plan and the cash portion (approximately 35%) of the awards under the Equity Long-Term Plan. Refer to the tables and discussion on pages 23-25 under "Short-Term Incentive Compensation" for a detailed description of the performance criteria and calculations approved by the Compensation Committee to determine final 2021 Short-Term Plan payments.
(4)    None of the NEOs participate in any of our defined benefit pension plans.
(5)    Amounts listed in this column for 2021 include interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the NEOs' accounts under the plans listed in the Nonqualified Deferred Compensation Table on page 32.
(6)    All other compensation earned during 2021 for each of the NEOs is as follows:

	Alfred M. Rankin, Jr.	Kenneth C. Schilling	Rajiv K. Prasad	Anthony J. Salgado	Charles F. Pascarelli
Employer Tax-Favored Matching Contributions	$0	$8,700	$8,700	$8,700	$8,700
Employer Excess Plan Matching Contributions	$33,109	$5,441	$11,684	$7,408	$6,943
Employer Tax-Favored Profit Sharing Contributions	$0	$19,674	$16,614	$13,990	$19,674
Employer Excess Plan Profit Sharing Contributions	$92,901	$16,322	$29,600	$15,804	$20,830
Other Excess Plan Employer Retirement Contributions	$37,710	$0	$0	$0	$0
Employer Paid Life Insurance Premiums	$1,256	$1,123	$1,707	$1,324	$1,326
Other	$2,092	$2,092	$2,092	$2,092	$0
Total	$167,068	$53,352	$70,397	$49,318	$57,473
•The Company does not provide Mr. A. Rankin with any defined benefit pension or tax-favored retirement benefits. Of the amounts shown above for Mr. A. Rankin, $163,720 represents defined contribution retirement benefits earned in 2021.
•Amounts listed in "Other" reflect airline club memberships, global entry fees and employer-paid premiums for personal excess liability insurance.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted to the NEOs for fiscal year 2021. There are no estimated payouts in the future under the Incentive Plans.
2021 GRANTS OF PLAN-BASED AWARDS

				(A) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Alfred M. Rankin, Jr.	N/A	Short-Term Plan	(3)	$1,117,274	$1,675,910	N/A	N/A	N/A
	3/2/2022	Equity Long-Term Plan	(4)	$1,242,036	$2,484,071	$2,306,637	$4,613,275	$605,953
Kenneth C. Schilling	N/A	Short-Term Plan	(3)	$227,300	$340,950	N/A	N/A	N/A
	2/11/2021	Equity Long-Term Plan	(4)	$137,233	$274,465	$254,860	$509,721	$66,942
Rajiv K. Prasad	N/A	Short-Term Plan	(3)	$564,400	$846,900	N/A	N/A	N/A
	2/11/2021	Equity Long-Term Plan	(4)	$393,903	$787,805	$731,533	$1,463,067	$192,161
Anthony J. Salgado	N/A	Short-Term Plan	(3)	$408,395	$612,593	N/A	N/A	N/A
	2/11/2021	Equity Long-Term Plan	(4)	$278,180	$556,360	$516,620	$1,033,240	$135,709
Charles F. Pascarelli	N/A	Short-Term Plan	(3)	$323,280	$484,920	N/A	N/A	N/A
	2/11/2021	Equity Long-Term Plan	(4)	$195,180	$390,361	$362,478	$724,955	$95,221
(1)There are no minimum or threshold payouts to the NEOs under any of our Incentive Plans.
(2)Amounts in this column reflect the grant date fair value of shares of stock that were granted and initially issued under the Equity Long-Term Plan. The amount shown is the grant date fair value as determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table on page 30.
(3)Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2021 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2021 payout opportunity under the Short-Term Plan. The amounts disclosed in this table for the NEOs are the target and maximum awards that were established by the Compensation Committee in early 2021. The amount the NEOs actually received, after the final payout was calculated, is disclosed in the Summary Compensation Table.
(4)These amounts reflect the awards issued under the Equity Long-Term Plan for 2021 performance. Awards are based on a one-year performance period that consists solely of the 2021 calendar year. The awards are paid out, partially in restricted stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2021 payout opportunity under the Equity Long-Term Plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were established by the Compensation Committee in early 2021. These targets include the 15% increase to account for the immediately taxable nature of these equity awards. The cash portion of the award, representing 35% of the total award, is listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. The cash amount the executives initially received, after the final payout was calculated is disclosed in the Summary Compensation Table.
Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table
The compensation of the NEOs consists of the following components: base salary (which includes the perquisite allowance), short-term cash incentives and long-term equity and non-equity incentives. All of the NEOs also receive various retirement benefits. Each of these components is described in detail in the "Compensation Discussion and Analysis" which begins on page 17. Additional details of certain components are provided below.

Equity Compensation
In 2021, the NEOs participated in the Equity Long-Term Plan. All awards are based on one-year performance periods and are immediately vested and paid (subject to transfer restrictions) when approved by the Compensation Committee. Therefore, no equity awards remain outstanding to vest for the year ended December 31, 2021.
Awards under the Equity Long-Term Plan are paid partially in cash and partially in the form of fully vested shares of restricted stock. While the stock is fully vested at the time of grant, it is subject to transfer restrictions generally for a period of ten years from the last day of the performance period. The transfer restrictions provide the NEOs with an incentive to increase the value of the Company over the ten-year restricted period, which is expected to be reflected in the increased value of the stock. Refer to "Long-Term Incentive Compensation" beginning on page 25 and note (4) of the "Grants of Plan-Based Awards" table beginning on page 31 for additional information regarding our equity awards. The following table reflects the stock awards issued under the Equity Long-Term Plan for 2021 performance. No stock awards have been issued under the Supplemental Equity Plan.
2021 OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Alfred M. Rankin, Jr.	17,271	$605,953
Kenneth C. Schilling	1,908	$66,942
Rajiv K. Prasad	5,477	$192,161
Anthony J. Salgado	3,868	$135,709
Charles F. Pascarelli	2,714	$95,221
(1)    The value realized on vesting is the average of the high and low price of Class A Common ($35.09) on the March 2, 2022 grant date under the Equity Long-Term Plan for 2021 awards, multiplied by the number of award shares received when granted, which is also the vesting date.
Stock Options
We do not sponsor any stock option plans and the Company did not grant any stock options during the fiscal year ended December 31, 2021 to any person, including the NEOs.

Defined Benefit Pension Plans
None of the NEOs participated in defined benefit pension plans for 2021.

Nonqualified Deferred Compensation Benefits
The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our non-qualified defined contribution and deferred compensation plans as of December 31, 2021.
2021 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name (1)	Executive Contributions in 2021 ($)(2)	Employer Contributions in 2021 ($)(3)	Aggregate Earnings in 2021 ($)(4)	Aggregate Withdrawals/ Distributions in 2021 ($)(5)	Aggregate Balance at December 31, 2021 ($)(6)
Alfred M. Rankin, Jr.	Executive Excess Plan	$0	$163,720	$24,893	$194,300	$186,613
Kenneth C. Schilling	Excess Plan	$27,635	$21,763	$5,952	$47,310	$55,350
Rajiv K. Prasad	Excess Plan	$28,063	$41,284	$10,058	$82,006	$79,405
Anthony J. Salgado	Excess Plan	$12,716	$23,212	$5,496	$36,811	$41,424
Charles F. Pascarelli	Excess Plan	$17,001	$27,773	$6,484	$51,362	$51,258

(1)The plans identified in the table are the Hyster-Yale Group, Inc. Executive Excess Retirement Plan ("Executive Excess Plan") and the Hyster-Yale Group, Inc. Excess Retirement Plan ("Excess Plan" and together with the Executive Excess Plan, the "Excess Plans").
(2)These amounts, which were otherwise payable in 2021 but were deferred at the election of the executives, are included in the "Salary" column in the Summary Compensation Table.
(3)All employer contributions shown in the "Employer Contributions in 2021" column are included in the "All Other Compensation" column in the Summary Compensation Table.
(4)The above-market earnings portion of the amount shown in the "Aggregate Earnings" column are included in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column in the Summary Compensation Table.
(5)    The NEOs each receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2020 were made in 2021, they are reflected as a distribution in 2021. Because the payments for 2021 were made in 2022, they are reflected in the NEO's aggregate balance as of December 31, 2021 and are not reflected as a distribution in 2021.
(6)    $185,337 of Mr. A. Rankin's account balance, $54,741 of Mr. Schilling's account balance, $78,413 of Mr. Prasad's account balance, $40,932 of Mr. Salgado's account balance and $50,626 of Mr. Pascarelli's balance is reported in the 2021 Summary Compensation Table. Because the entire account balance under the Excess Plans is paid out each year, no portion of the account balances as of December 31, 2021 was previously reported in prior Summary Compensation Tables.
Description of Nonqualified Deferred Compensation Plans
Refer to "Retirement Plans" on page 27 for a detailed discussion of the terms of our nonqualified deferred compensation plans. The following is a summary of special rules that apply under each plan that are not otherwise described therein.
Executive Excess Plan. In addition to the substitute matching and profit sharing contributions previously described, Mr. A. Rankin also annually receives a benefit of $37,710 credited to his account under the Executive Excess Plan.

Potential Payments Upon Termination/Change in Control
The change in control provisions under our 2021 Incentive Plans provide for the payment of a pro-rated target award for the year of the change in control.
A "change in control" for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:
(1) An acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable, involving:
•any employee benefit plan;
•the Company;
•the applicable subsidiary or one of its affiliates; or
•the parties to the stockholders' agreement discussed under "Amount and Nature of Beneficial Ownership - Class B Common Stock" on page 38;
(2) The members of the Company's current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company's Board of Directors or, if applicable, the board of directors of a successor of the Company;
(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and
(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:
•the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.
For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we have assumed that a change in control occurred on December 31, 2021. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.
POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets ($)(1)
Alfred M. Rankin, Jr.	$4,665,947
Kenneth C. Schilling	$619,393
Rajiv K. Prasad	$1,690,036
Anthony J. Salgado	$1,203,195
Charles F. Pascarelli	$880,938
(1)This column reflects the award targets for the NEOs under the Incentive Plans for 2021. Under the change in control provisions of the Incentive Plans, the NEOs would have been entitled to receive a pro-rated target award for 2021 if a change in control had occurred on December 31, 2021. Awards under the Equity Long-Term Plan are denominated in dollars and the amounts shown in the above table reflect the dollar-denominated 2021 target awards (including the 15% increase to reflect the immediately taxable nature of the award). As described in note (4) to the Grants of Plan-Based Awards Table on page 31, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted stock.

CEO Pay Ratio
     As is permitted under applicable SEC rules, to determine our median employee two years ago, we chose "base salary" for the period beginning on January 1, 2019 and ending on December 31, 2019 as our consistently applied compensation measure. For salaried employees, we estimated annual base salary using salary grade midpoints. For labor grade employees, we estimated annual base salary using labor grade wage rates and reasonable estimates of hours worked in a given year. Using a determination date of October 1, 2019, a valid statistical sampling methodology was used to estimate the median base salary for 7,836 employees. This number did not exclude any non-U.S. employees, although such exclusion would have been permitted under applicable SEC rules. We then produced a sample of employees who were paid within a 10% range of the median and selected an employee from within that group as our median employee for 2019.
In order to prepare last year’s disclosure relating to 2020 pay, we did not repeat the process described above because there had been no change in our employee population or employee compensation arrangements that we reasonably believed would significantly impact our pay ratio disclosure. As a result under SEC rules, we were allowed to use 2019's median employee for purposes of 2020’s pay ratio calculation and disclosure. However, due to the departure of 2019’s median employee during 2020, we selected a different median employee from the group identified in 2019 to serve as 2020’s median employee.
For purposes of this year’s disclosure relating to 2021 pay, we again did not repeat the process undertaken in 2019 (as described above) because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. As a result under SEC rules, we are allowed to use 2020's median employee for purposes of this year’s pay ratio calculation and disclosure. However, due to the departure of 2020's median employee during 2021, we once again selected a different median employee from the group identified in 2019 to serve as this year’s median employee. This year’s median employee was the employee listed immediately above 2020’s median employee in the sample group of employees produced by 2019’s analysis and process.
    We determined that the median employee's annual total compensation was $55,213 (determined in accordance with the requirements for the 2021 Summary Compensation Table), and that our CEO’s annual total compensation for 2021 was $2,612,927 (the same amount as provided for him in the 2021 Summary Compensation Table). Our estimate of the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation for 2021 is approximately 47:1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Set forth in the following tables is information as of March 8, 2022 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than 5% of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than 5% of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, NEOs and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.
Amount and Nature of Beneficial Ownership

Class A Common Stock
Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class (1)
GAMCO Investors, Inc. (2) One Corporate Center Rye, NY 10580	Class A	949,574	(2)	—	(2)	949,574	(2)	7.25%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	Class A	—	(3)	7,615	(3)	919,180	(3)	7.01%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	752,139	(4)	—	(4)	801,271	(4)	6.11%
Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, TX 78746	Class A	706,810	(5)	—	(5)	722,404	(5)	5.51%
Frank F. Taplin (6)	Class A	438,010	(6)	326,532	(6)	764,542	(6)	5.83%
James B. Bemowski (7)	Class A	7,917		—		7,917		—
J.C. Butler, Jr. (7)	Class A	72,139	(8)	520,418	(8)	592,557	(8)	4.52%
Carolyn Corvi (7)	Class A	15,419		—		15,419		0.12%
Edward T. Eliopoulos (7)	Class A	3,681		—		3,681		—
John P. Jumper (7)	Class A	15,745		—		15,745		0.12%
Dennis W. LaBarre (7)	Class A	24,843		—		24,843		0.19%
H. Vincent Poor (7)	Class A	9,685		—		9,685		—
Alfred M. Rankin, Jr.	Class A	164,973	(9)	61,043	(9)	226,016	(9)	1.72%
Claiborne R. Rankin (7)	Class A	263,031	(10)	7,145	(10)	270,176	(10)	2.06%
Britton T. Taplin (7)	Class A	430,490	(11)	349,103	(11)	779,593	(11)	5.95%
David B.H. Williams (7)	Class A	26,812	(12)	518,998	(12)	545,810	(12)	4.17%
Eugene Wong (7)	Class A	31,411		—		31,411		0.24%
Kenneth C. Schilling	Class A	39,483		—		39,483		0.30%
Charles F. Pascarelli	Class A	25,611		—		25,611		0.20%
Rajiv K. Prasad	Class A	32,909		—		32,909		0.25%
Anthony J. Salgado	Class A	12,628		—		12,628		0.10%
All executive officers and directors as a group (27 persons)	Class A	1,244,859	(13)	1,120,193	(13)	2,365,052	(13)	18.05%

(1)Less than 0.10%, except as otherwise indicated.
(2)A Schedule 13D/A filed with the SEC on March 9, 2022 with respect to Class A Common reported that (i) GAMCO Asset Management Inc. ("GAMCO") has sole voting power with respect to 867,742 shares of Class A Common and sole dispositive power with respect to 892,142 shares of Class A Common (ii) Gabelli Funds, LLC ("Gabelli Funds") has sole voting and dispositive power with respect to 29,932 shares of Class A Common so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each applicable fund shall respectively vote that fund’s shares, and, at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, (iii) MJG Associates, Inc. has sole voting power and sole dispositive power with respect to 2,900 shares of Class A Common, (iv) Gabelli Foundation, Inc. ("Foundation") has sole voting power and sole dispositive power with respect to 12,500 shares of Class A Common, (v) Teton Advisors, Inc. ("Teton Advisors") has sole voting power and sole dispositive power with respect to 2,000 shares of Class A Common, (vi) Mario J. Gabelli has sole voting and sole dispositive power with respect to 5,100 shares of Class A Common and (vii) GGCP, Inc. ("GGCP") has sole voting and dispositive power with respect to 5,000 shares of Class A Common. Mario J. Gabelli is deemed to have beneficial ownership of the shares of Class A Common beneficially owned by each of the foregoing persons and Associated Capital Group, Inc. ("AC"), GAMCO Investors, Inc. ("GBL") and GGCP are deemed to have beneficial ownership of the shares of Class A Common owned by each of the foregoing persons other than Mario Gabelli and Foundation. The power of Mario Gabelli, AC, GBL and GGCP is indirect with respect to the Class A Common beneficially owned directly by other reporting persons.
(3)A Schedule 13G/A filed with the SEC on February 10, 2022 with respect to Class A Common reported that The Vanguard Group is the beneficial owner of 919,180 shares of Class A Common, has sole voting power over 0 shares of Class A Common, has sole dispositive power over 905,197 shares of Class A Common, has shared voting power over 7,615 shares of Class A Common and has shared dispositive power over 13,983 shares of Class A Common and may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.
(4)A Schedule 13G/A filed with the SEC on February 3, 2022 with respect to Class A Common reported that BlackRock, Inc. is the beneficial owner of 801,271 shares of Class A Common, has sole voting power over 752,139 shares of Class A Common and has sole dispositive power over 801,271 shares of Class A Common.
(5)A Schedule 13G/A, which was filed with the SEC with respect to Class A Common on February 8, 2022 reported that Dimensional Fund Advisors LP ("Dimensional"), may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts, which own the shares of Class A Common. Such investment companies, trusts and accounts are referred to collectively as the Dimensional Funds. In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser, sub-adviser or manager, Dimensional possesses the sole power to vote 706,810 shares of Class A Common and the sole power to invest 722,404 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.
(6)Frank F. Taplin may be deemed to be a member of a group, as a result of holding interests in Abigail LLC ("Abigail"). Mr. Taplin, therefore may be deemed to beneficially own and share the power to vote and dispose of 326,532 shares of Class A Common held by Abigail. A Schedule 13D, which was filed with the SEC with respect to Class A Common on February 14, 2022 reported that although Abigail holds 326,532 shares of Class A Common it does not have any power to vote or dispose of such Class A Common. Britton T. Taplin, Theodore D. Taplin and Frank F. Taplin, as the managers of Abigail, share with each other the power to vote and dispose of such shares. Under the terms of the Operating Agreement of Abigail, voting actions are determined by a vote of the majority of the managers and Abigail may not dispose of Class A Common without the consent of all of the members of Abigail. Mr. F. Taplin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in Abigail.
(7)Pursuant to our Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 8, 2022. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2022 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2022.

(8)J.C. Butler, Jr. may be deemed to be a member of a group as a result of partnership interests in AMR Associates, L.P. ("AMR Associates") held by Mr. Butler’s spouse. As a result, the group consisting of Mr. Butler, the general partners and other limited partners of AMR Associates may be deemed to beneficially own, and share the power to vote and dispose of, 337,544 shares of Class A Common held by AMR Associates. Although AMR Associates holds the 337,544 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. Clara R. Williams and Helen R. Butler, as trustees and primary beneficiaries of trusts acting as general partners, share the power to vote such shares of Class A Common. Each of the trusts holding general and limited partnership interests in AMR Associates share with each other the power to dispose of such shares. Under the terms of the First Amended and Restated Limited Partnership Agreement, as amended, of AMR Associates, AMR Associates may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning a majority of the general partnership interests of AMR Associates and the consent of the holders of more than 75% of all of the partnership interests of AMR Associates. Included in the table above for Mr. Butler are 539,382 shares of Class A Common held by (a) members of Mr. Butler’s family, (b) trusts for the benefit of members of Mr. Butler’s family and (c) AMR Associates. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. Butler disclaims all interest in 18,964 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has the sole power to vote and dispose of the shares. Mr. Butler’s spouse as trustee of a GST that was established for her benefit pledged 104,233 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(9)Included in the table above for Mr. A. Rankin are 187,817 shares of Class A Common held by (a) members of Mr. A. Rankin’s family and (b) trusts for the benefit of members of Mr. A. Rankin’s family. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. A. Rankin disclaims all interest in 126,774 shares of Class A Common held in trust for the benefit of his wife and for which he is the trustee and has the sole power to vote and dispose of the shares.
(10)Included in the table above for Mr. C. Rankin are 7,145 shares of Class A Common held by (a) members of Mr. C. Rankin’s family and (b) trusts for the benefit of members of Mr. C. Rankin’s family. Mr. C. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.
(11)Britton T. Taplin may be deemed to be a member of the group described in Note (6), as a result of holding interests in Abigail. Mr. B. Taplin, therefore may be deemed to beneficially own and share the power to vote and dispose of 326,532 shares of Class A Common held by Abigail. Mr. B. Taplin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in Abigail. Mr. B. Taplin also is deemed to share with his spouse voting and investment power over 11,510 shares of Class A Common held by Mr. Taplin’s spouse; however, Mr. B. Taplin disclaims beneficial ownership of such shares. Mr. B. Taplin has pledged 380,490 shares of Class A Common.
(12)David B.H. Williams may be deemed to be a member of the group described in Note (8) above as a result of partnership interests in AMR Associates held by Mr. Williams’ spouse. Mr. Williams, therefore, may be deemed to beneficially own, and share the power to vote 337,544 shares of Class A Common held by AMR Associates. Included in the table above for Mr. Williams are 534,858 shares of Class A Common held by (a) members of Mr. Williams’ family, (b) trusts for the benefit of members of Mr. Williams’ family and (c) AMR Associates. Mr. Williams disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. In addition, Mr. Williams disclaims all interest in 15,860 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has the sole power to vote and dispose of the shares. Mr. William’s spouse as trustee of a GST that was established for her benefit pledged 104,233 shares of Class A Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(13)The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which Mr. Butler has disclaimed beneficial ownership in note (8) above, Mr. A. Rankin has disclaimed beneficial ownership in note (9) above, Mr. C. Rankin has disclaimed beneficial ownership in note (10) above, Mr. B. Taplin has disclaimed beneficial ownership in note (11) above and Mr. Williams has disclaimed beneficial ownership in note (12) above. As described in note (7) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 8, 2022 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock
Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class(1)
Clara Taplin Rankin, et al. (2) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(2)	—	(2)	3,302,357	(2)	87.00%
Rankin Associates I, L.P., et al. (3) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(3)	—	(3)	944,742	(3)	24.89%
Rankin Associates IV, L.P., et al. (4) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	800,000	(4)	21.08%
Rankin Associates II, L.P. et. al. (5) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(5)	—	(5)	676,590	(5)	17.82%
AMR Associates, L.P. et al. (6) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(6)	—	(6)	273,806	(6)	7.21%
Rankin Associates V, L.P. et al. (7) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(7)	—	(7)	255,982	(7)	6.74%
Rankin Associates VI, L.P. et al. (8) 5875 Landerbrook Drive, Suite 300 Cleveland, OH 44124-4069	Class B	—	(8)	—	(8)	201,052	(8)	5.30%
FMR LLC (9) 245 Summer Street Boston, MA 02210	Class B	—	(9)	217,394	(9)	310,000	(9)	8.17%
James B. Bemowski	Class B	—		—		—		—%
J.C. Butler, Jr. (10)	Class B	2,800	(10)	3,152,172	(10)	3,154,972	(10)	83.12%
Carolyn Corvi	Class B	—		—		—		—%
Edward T. Eliopoulos	Class B	—		—		—		—%
John P. Jumper	Class B	326		—		326		—
Dennis W. LaBarre	Class B	9,424		—		9,424		0.25%
H. Vincent Poor	Class B	—		—		—		—%
Alfred M. Rankin, Jr. (11)	Class B	14,160	(11)	2,878,366	(11)	2,892,526	(11)	76.20%
Claiborne R. Rankin (12)	Class B	—	(12)	2,878,366	(12)	2,878,366	(12)	75.83%
Britton T. Taplin	Class B	—		—		—		—%
David B.H. Williams (13)	Class B	—	(13)	3,152,172	(13)	3,152,172	(13)	83.04%
Eugene Wong	Class B	5,812		—		5,812		0.15%
Kenneth C. Schilling	Class B	7,024		—		7,024		0.19%
Charles F. Pascarelli	Class B	—		—		—		—%
Rajiv K. Prasad	Class B	—		—		—		—%
Anthony J. Salgado	Class B	—		—		—		—%
All executive officers and directors as a group (27 persons)(14)	Class B	42,205	(14)	3,152,172	(14)	3,194,377	(14)	84.16%
(1)Less than 0.10%, except as otherwise indicated.
(2)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2022, (the "Stockholders 13D"), reported that, except for Hyster-Yale Materials Handling, Inc., the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships (the "Signatories"), may be deemed to be a group and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,302,357 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 87.00% of the Class B Common outstanding on March 8, 2022 or 64.67% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hyster-Yale may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.
(3)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2022, reported that Rankin Associates I, L.P. ("Rankin I") and the trusts holding limited partnership interests in Rankin I may be deemed to be a group and therefore may be deemed as a group to beneficially own 944,742 shares of Class B Common held by Rankin I. Although Rankin I holds the 944,742 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Third Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.
(4)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2022, reported that the trusts holding limited partnership interests in Rankin Associates IV, L.P. ("Rankin IV") may be deemed to be a group and therefore may be deemed as a group to beneficially own 800,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 800,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.
(5)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2022, reported that Rankin Associates II, L.P. ("Rankin II"), which is made up of the individuals and entities holding limited partnership interests in Rankin II and Rankin Management, Inc. ("RMI"), the general partner of Rankin II, may be deemed to be a group and therefore may be deemed as a group to beneficially own 676,590 shares of Class B Common held by Rankin II. Although Rankin II holds the 676,590 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin II. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the First Amended and Restated Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.
(6)A Schedule 13D/A, which was filed with the SEC with respect to Class B Common and was most recently amended on February 14, 2022, reported that AMR Associates and the trusts holding partnership interest in AMR Associates may be deemed to be a group and therefore may be deemed as a group to beneficially own 273,806 shares of Class B Common held by AMR Associates. Although AMR Associates holds the 273,806 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Clara R. Williams and Helen R. Butler, as trustees and primary beneficiaries of trusts acting as general partners, share the power to vote such shares of Class B Common. Each of the trusts holding general and limited partnership interests in AMR Associates share with each other the power to dispose of such shares. Under the terms of the First Amended and Restated Limited Partnership Agreement of AMR Associates, as amended, AMR Associates may not dispose of Class B Common or convert Class

B Common into Class A Common without the consent of the holders of a majority of the general partnership interest and more than 75% of all partnership interests in AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by AMR Associates and each of the trusts holding partnership interests in AMR Associates is also subject to the stockholders’ agreement.
(7)A Schedule 13D, which was filed with the SEC with respect to Class B Common on February 14, 2022, reported that Rankin Associates V, L.P. ("Rankin V"), which is made up of the individuals and entities holding limited partnership interests in Rankin V and RMI, the general partner of Rankin V, may be deemed to be a group and therefore may be deemed as a group to beneficially own 255,982 shares of Class B Common held by Rankin V. Although Rankin V holds the 255,982 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin V. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the First Amended and Restated Limited Partnership Agreement of Rankin V, Rankin V may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin V and each of the trusts holding limited partnership interests in Rankin V is also subject to the stockholders’ agreement.
(8)A Schedule 13D, which was filed with the SEC with respect to Class B Common on February 14, 2022, reported that Rankin Associates VI, L.P. ("Rankin VI"), which is made up of the individuals and entities holding limited partnership interests in Rankin VI and RMI, the general partner of Rankin VI, may be deemed to be a group and therefore may be deemed as a group to beneficially own 201,052 shares of Class B Common held by Rankin VI. Although Rankin VI holds the 201,052 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Rankin VI. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the First Amended and Restated Limited Partnership Agreement of Rankin VI, Rankin VI may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin VI and each of the trusts holding limited partnership interests in Rankin VI is also subject to the stockholders’ agreement.
(9)A Schedule 13G, which was filed with the SEC with respect to Class B Common on February 12, 2016, reported that Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.
(10)J.C. Butler, Jr. may be deemed to be a member of the group described in Note (5) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Butler may be deemed to be a member of a group described in Notes (3), (4), (6), (7) and (8) above, as a result of partnership interests in Rankin I, Rankin IV, AMR Associates, Rankin V and Rankin VI held by Mr. Butler’s spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V, 201,052 shares of Class B Common held by Rankin VI and 273,806 shares of Class B Common held by AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates is also subject to the stockholders’ agreement. Included in the table above for Mr. Butler are 3,152,172 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement. Mr. Butler’s spouse as trustee of a GST that was established for her benefit pledged 32,803 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(11)Alfred M. Rankin, Jr. may be deemed to be a member of the group described in Notes (3), (4), (5), (7) and (8) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV, Rankin II, Rankin V and Rankin VI. Mr. A. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V and 201,052 shares of Class B Common held by Rankin VI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI is also subject to the stockholders’ agreement. Included in the table above for Mr. A. Rankin are 2,878,366 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.
(12)Claiborne R. Rankin may be deemed to be a member of the group described in Notes (3), (4), (5), (7), (8) and (9) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV, Rankin II, Rankin V and Rankin VI. Mr. C. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V and 201,052 shares of Class B Common held by Rankin VI. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI is also subject to the stockholders’ agreement. Included in the table above for Mr. C. Rankin are 2,878,366 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V and Rankin VI. Mr. C. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Claiborne R. Rankin is subject to the stockholders’ agreement. As trustee of GSTs established for the benefit of his children, Mr. C. Rankin pledged 53,148 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(13)David B.H. Williams may be deemed to be a member of the group described in Notes (5), (7) and (8) above, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II, Rankin V and Rankin VI. In addition, Mr. Williams may be deemed to be a member of a group described in Notes (3), (4) and (6) above, as a result of partnership interests in Rankin I, Rankin IV and AMR Associates held by Mr. Williams’ spouse. Mr. Williams, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 944,742 shares of Class B Common held by Rankin I, 676,590 shares of Class B Common held by Rankin II, 800,000 shares of Class B Common held by Rankin IV, 255,982 shares of Class B Common held by Rankin V, 201,052 shares of Class B Common held by Rankin VI and 273,806 shares of Class B Common held by AMR Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates and each of the trusts holding limited partnership interests in Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates is also subject to the stockholders’ agreement. Included in the table above for Mr. Williams are 3,152,172 shares of Class B Common held by Rankin I, Rankin II, Rankin IV, Rankin V, Rankin VI and AMR Associates. Mr. Williams disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by David B. H. Williams is subject to the stockholders’ agreement. Mr. Williams’ spouse as trustee of a GST that was established for her benefit pledged 32,803 shares of Class B Common in connection with sales of partnership interests that were executed as part of multigenerational Rankin family estate planning.
(14)The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Butler has disclaimed beneficial ownership in note (10) above, Mr. A. Rankin has disclaimed beneficial ownership in note (11) above, Mr. C. Rankin has disclaimed beneficial ownership in note (12) above and Mr. Williams has disclaimed beneficial ownership in note (13) above.
Britton T. Taplin and Frank F. Taplin are nephews of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Claiborne R. Rankin. J.C. Butler, Jr. and David B. H. Williams, directors of the Company, are each the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 2,514,618 shares, or 19.19%, of the Class A Common and 3,169,132 shares, or 83.49%, of the Class B Common outstanding on March 8, 2022. The combined beneficial ownership of all our directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,803,562 shares, or 21.42%, of the Class A Common and 3,194,377 shares, or 84.16%, of the Class B Common outstanding on March 8, 2022. Such shares of Class A Common and Class B Common together represent 68.05% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES
Stockholder recommendations for nominees for election to our Board of Directors must be submitted to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:
(1)The name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;
(2)Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;
(3)The reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;
(4)The disclosure of any relationship the candidate being recommended has with us or any of our subsidiaries or affiliates, or our independent public accountants, whether direct or indirect;
(5)The disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with our independent registered public accounting firm;
(6)The disclosure of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and
(7)A written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and, in the event that the NCG Committee desires to do so, has consented to be named in our Proxy Statement and to serve as one of our directors, if elected.
The NCG Committee has not specifically identified or published qualifications, qualities or skills that directors of the Company must possess. In evaluating director nominees, the NCG Committee will consider the entirety of each proposed director nominee's credentials. The NCG Committee will generally consider a diverse number of factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. In general, the NCG Committee's goal in selecting directors for nomination to our Board of Directors is to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board of Directors. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of

Directors, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 29, 2022. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 29, 2022, but on or before January 28, 2023, of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice after February 12, 2023.
In addition to satisfying the requirements under our Bylaws to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting the Company must receive such notice no later than March 13, 2023.
Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by personal interview, telephone or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS
The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
Suzanne Schulze Taylor
Secretary
Cleveland, Ohio
March 29, 2022
It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either via the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our Senior Vice President, General Counsel and Secretary at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, or call (440) 449-9600 or email ir@hyster-yale.com.

HYSTER-YALE MATERIALS HANDLING VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. (Eastern Time) on May 8, 2022.

Online
Go to **www.investorvote.com/HY** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect twelve (12) directors for the ensuing year;

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James B. Bemowski	☐	☐	☐	02 - J.C. Butler, Jr.	☐	☐	☐	03 - Carolyn Corvi	☐	☐	☐
04 - Edward T. Eliopoulos	☐	☐	☐	05 - John P. Jumper	☐	☐	☐	06 - Dennis W. LaBarre	☐	☐	☐
07 - H. Vincent Poor	☐	☐	☐	08 - Alfred M. Rankin, Jr.	☐	☐	☐	09 - Claiborne R. Rankin	☐	☐	☐
10 - Britton T. Taplin	☐	☐	☐	11 - David B.H. Williams	☐	☐	☐	12 - Eugene Wong	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03LY8B

2022 Annual Meeting Admission Ticket

2022 Annual Meeting of
Hyster-Yale Materials Handling, Inc. Stockholders
May 10, 2022, 9:00 a.m. EST
5875 Landerbrook Drive, Cleveland, Ohio 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Proxy — Hyster-Yale Materials Handling, Inc.

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2022

John P. Jumper, Dennis W. LaBarre and Alfred M. Rankin, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. to be held on May 10, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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